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SBA Communications Corporation

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SBA Communications Corporation 8051 Congress Avenue Boca Raton, Florida 33487

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

April 4, 2018

Dear Shareholder:

It is my pleasure to invite you to attend SBA Communications Corporation’s 2018 Annual Meeting of Shareholders. The meeting will be held on Thursday, May 17, 2018, at 10:00 a.m. local time at our corporate office, located at 8051 Congress Avenue, Boca Raton, Florida 33487. At the meeting, you will be asked to:

1.	Elect three directors as follows: Brian C. Carr, Mary S. Chan, and George R. Krouse, Jr. for a three-year term expiring at the 2021 Annual Meeting of Shareholders.

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2018 fiscal year.

3.	Approve, on an advisory basis, the compensation of our named executive officers.

4.	Approve the 2018 Employee Stock Purchase Plan.

5.	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Only shareholders of record as of the close of business on March 16, 2018 may vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting, regardless of the number you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. This will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on May 17, 2018.

Sincerely,

Steven E. Bernstein
Chairman of the Board

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about April 4, 2018.

SBA’s proxy statement and annual report are available online at www.edocumentview.com/SBAC.

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PROXY SUMMARY

This proxy summary highlights information contained elsewhere in this proxy statement and does not contain all information that you should review and consider. Please read the entire proxy statement with care before voting.

2018 ANNUAL MEETING

Date and Time:	Thursday, May 17, 2018, at 10:00 a.m. local time
Place:	8051 Congress Avenue, Boca Raton, Florida 33487
Record Date:	March 16, 2018
Voting:	Each share of SBA Class A common stock outstanding at the close of business on March 16, 2018 has one vote on each matter that is properly submitted for a vote at the annual meeting.

PROPOSALS AND BOARD RECOMMENDATION

PROPOSAL	Board Recommendation	Page Reference (for more details)
Election of Directors	FOR each director nominee	8
Ratification of EY as Auditors	FOR	55
Advisory vote on executive compensation	FOR	59
Approval of the 2018 Employee Stock Purchase Plan	FOR	61

2017 FINANCIAL HIGHLIGHTS

In 2017, SBA continued to deliver steady financial and operational results, and we once again led the tower industry in Tower Cash Flow Margin, Adjusted EBITDA Margin and AFFO Per Share. Highlights include:

(dollars in millions)	2015	2016	2017
Total revenue	$1,638	$1,633	$1,728
Net Income (loss)	$(176)	$76	$104
AFFO(1)(2)	$734	$761	$841
Tower Count	25,465	26,197	27,909

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Adjusted EBITDA(1)(2) (in millions) AFFO Per Share(1)(2) (in dollars) Tower Cash Flow(2) (in millions)

PROXY SUMMARY

(1)	For 2016, Adjusted EBITDA, AFFO and AFFO Per Share are presented net of the Oi Reserve. See Exhibit A for more information.

(2)	See reconciliation of GAAP to Non-GAAP financial measures in Exhibit A to this proxy statement.

This performance has contributed to our ability to create significant shareholder value as we delivered 130% Total Shareholder Return (“TSR”) for the five years ended December 31, 2017. As the chart below demonstrates, our TSR over that period exceeds the TSR of the S&P 500 Index (approximately 108%), our large public tower company peer group (approximately 92%) and the FTSE NAREIT All Equity REITs Index. (approximately 60%).

For more information relating to SBA’s financial performance, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 1, 2018.

GOVERNANCE AND EXECUTIVE COMPENSATION HIGHLIGHTS

Our strong corporate governance practices and executive compensation standards include:

●     Meaningful proxy access right for shareholders. (Page 18)

●     Adoption of double trigger for acceleration of all outstanding and future equity awards held by our CEO and all equity awards issued to other officers after 2017. (Page 27)

●     Robust executive compensation recoupment or “clawback” policy. (Page 18)

●     Lead independent director to ensure independent oversight. (Page 13)

●      Directors and officers are subject to rigorous stock ownership guidelines. (Page 41)

●     90% of our CEO’s target total compensation and an average of 84% of our other named executive officers’ target total compensation is at-risk or performance-based. (Page 27)

●     Majority voting standard and director resignation policy in uncontested elections. (Page 8)

●      Executives prohibited from pledging shares that are subject to the stock ownership requirements and strictly prohibited from hedging any shares. (Page 41)

●     Board conducts annual self-evaluation to determine effective functioning. (Page 14)

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Total Shareholder Returns

SBA Communications Corporation 8051 Congress Avenue Boca Raton, Florida 33487

PROXY STATEMENT

You are receiving this proxy statement because you own shares of our Class A common stock that entitle you to vote at the 2018 Annual Meeting of Shareholders. Our Board of Directors is soliciting proxies from shareholders who wish to vote at the meeting. By use of a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

Date, Time and Place of the 2018 Annual Meeting

We will hold the 2018 Annual Meeting on Thursday, May 17, 2018, at 10:00 a.m. local time at our corporate offices located at 8051 Congress Avenue, Boca Raton, Florida 33487.

Questions and Answers About Voting at the Annual Meeting and Related Matters

Q:	Who may vote at the Annual Meeting?

A:	You may vote all of the shares of our Class A common stock that you owned at the close of business on March 16, 2018, the record date. On the record date, there were 116,432,618 shares of our Class A common stock outstanding and entitled to be voted at the meeting. You may cast one vote for each share of our Class A common stock held by you on all matters presented at the meeting.

Q:	What constitutes a quorum, and why is a quorum required?

A:	We are required to have a quorum of shareholders present to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

Q:	What is the difference between a shareholder of record and a beneficial owner?

A:	If your shares are registered directly in your name with SBA’s transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record” with respect to those shares. If your shares are held by a brokerage firm, bank, trustee or other agent (“nominee”), you are considered the “beneficial owner” of shares held in street name. The Notice of Internet Availability of Proxy Materials (“Notice”) has been forwarded to you by your nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following their instructions for voting by telephone or on the Internet or, if you specifically request a copy of the printed materials, you may use the voting instruction card included in such materials.

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote:

•	via Internet;

•	by telephone;

•	by mail, if you have received a paper copy of the proxy materials; or

•	in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth on the Notice, which contains instructions on how to access our proxy statement and annual report online. You may also vote in person at the Annual Meeting.

If you are a beneficial shareholder, you must follow the voting procedures of your nominee included with your proxy materials. If your shares are held by a nominee and you intend to vote at the meeting, please bring with you evidence of your ownership as of the record date (such as a letter from your nominee confirming your ownership or a bank or brokerage firm account statement).

Q:	What am I voting on?

A:	At the Annual Meeting you will be asked to vote on the following four proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal	Board Recommendation

1. To elect Brian C. Carr, Mary S. Chan, and George R. Krouse, Jr. as directors for a three-year term expiring at the 2021 Annual Meeting of Shareholders.	FOR each director nominee

2. To ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the 2018 fiscal year.	FOR

3. To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay.”	FOR

4. To approve the 2018 Employee Stock Purchase Plan.	FOR

We will also consider other business that properly comes before the meeting in accordance with Florida law and our Bylaws.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

as proxy holders, Steven E. Bernstein and Jeffrey A. Stoops, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Florida law and our Bylaws.

Q:	What if I abstain on a proposal?

A:	If you sign and return your proxy marked “abstain” on any proposal, your shares will not be voted on that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

Q:	What is the required vote for approval of each of the proposals and what is the impact of abstentions?

A:

Proposal	Votes Required for Approval	Abstentions

1. Election of Directors	Majority of votes cast	No impact

2. Ratification of EY as Auditors	Majority of votes cast	No impact

3. Say on Pay	Majority of votes cast	No impact

4. Approval of 2018 Employee Stock Purchase Plan	Majority of votes cast	No impact

A proposal has received a majority of the votes cast if the votes cast “FOR” a proposal exceed the votes cast “AGAINST” a proposal. In addition, we intend to evaluate the advisory proposal, Proposal 3, using the same standard. Consequently, abstentions will have no impact on the results, as they are not counted as votes cast.

Q:	What is the effect of the advisory vote on Proposal 3?

A:	Proposal 3 is an advisory vote. This means that while we ask shareholders to approve the resolution regarding Say on Pay, this is not an action that requires shareholder approval. If a majority of votes are cast “FOR” the Say on Pay proposal, we will consider the proposal to be approved. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal. Although the vote on Proposal 3 is non-binding, our Board and the Compensation Committee will review the result of the vote and take it into account in making determinations concerning executive compensation.

Q:	What if I sign and return my proxy without making any selections?

A:	If you sign and return your proxy without making any selections, your shares will be voted “FOR” Proposals 1, 2, 3 and 4. If other matters properly come before the meeting, Steven E. Bernstein and Jeffrey A. Stoops will have the authority to vote on those matters for you at their discretion. As of the date of this proxy, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Q:	What if I am a beneficial shareholder and I do not give the nominee voting instructions?

A:	If you are a beneficial shareholder and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as votes cast with respect to a matter on which the nominee has expressly not voted.

The table below sets forth, for each proposal on the ballot, whether a broker can exercise discretion and vote your shares absent your instructions and if not, the impact of such broker non-vote on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote

1. Election of Directors	No	None

2. Ratification of EY as Auditors	Yes	Not Applicable

3. Say on Pay	No	None

4. Approval of 2018 Employee Stock Purchase Plan	No	None

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial shareholder, you must contact your nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	Who can attend the Annual Meeting?

A:	Only shareholders and our invited guests are invited to attend the Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you should bring a recent brokerage statement showing your ownership of the shares as of the record date, a letter from the broker confirming such ownership, and a form of personal identification.

Q:	If I plan to attend the Annual Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting.

If you vote in advance and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record.

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Beneficial shareholders who wish to vote in person must request a legal proxy from the broker or other nominee and bring that legal proxy to the Annual Meeting.

Q:	Where can I find voting results of the Annual Meeting?

A:	We will announce the results for the proposals voted upon at the Annual Meeting and publish final detailed voting results in a Form 8-K filed within four business days after the Annual Meeting.

Q:	Who should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this proxy statement or our annual report, please contact: SBA Communications Corporation, 8051 Congress Avenue, Boca Raton, Florida 33487, Attention: Investor Relations, Telephone: (561) 995-7670.

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PROPOSAL 1 – ELECTION OF DIRECTORS

Introduction

Our Bylaws permit the Board of Directors to set the size of the Board. Our Board of Directors currently consists of eight directors. For the size and scope of our business and operations, we believe a board of approximately this size is appropriate as it is small enough to allow for effective communication among the members but large enough so that we get a diverse set of perspectives and experiences in our board room.

Our Board of Directors is currently divided into three classes. We believe that the classified Board is the most effective way for the Board to be organized because it ensures a greater level of certainty of continuity from year-to-year which provides stability in organization and experience. As a result of the three classes, at each Annual Meeting, directors are elected for a three-year term. Class terms expire on a rolling basis, so that one class of directors is elected each year.

Our current directors and classifications are as follows:

Class I	Class II	Class III
Brian C. Carr	Kevin L. Beebe	Steven E. Bernstein
Mary S. Chan	Jack Langer	Duncan H. Cocroft
George R. Krouse, Jr.	Jeffrey A. Stoops

The terms of the three current Class I directors expire at the 2018 Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee (“NCG Committee”) has recommended that Brian C. Carr, Mary S. Chan, and George R. Krouse, Jr., each a current Class I director, be nominated for re-election for a three-year term expiring at the 2021 Annual Meeting of Shareholders or until their successors are duly elected and qualified. Each of Messrs. Carr and Krouse and Ms. Chan has consented to serve if elected.

Our Bylaws provide that, in uncontested elections, directors will be elected by a majority of the votes cast, and in contested elections, directors will be elected by a plurality of the votes cast. Our Bylaws further provide that a director who is not elected by a majority of the votes cast in an uncontested election must tender his or her resignation to the Board of Directors. The Board of Directors, taking into consideration the recommendation of the NCG Committee, will then decide whether to accept or reject the resignation, or whether other action should be taken.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his or her duties as a director and contribute to SBA’s success. Our directors were nominated because each is of high ethical character, highly accomplished in his or her field with superior credentials and recognition, has a reputation, both personal and professional, that is consistent with SBA’s image and reputation, has the ability to exercise sound business judgment, and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our directors as a group complement each other and each of their respective experiences, skills and qualities so that collectively the Board operates in an effective, collegial and responsive manner. Each director’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director, appears on the following pages.

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PROPOSAL 1 – ELECTION OF DIRECTORS  >  NOMINEES FOR DIRECTOR

Nominees For Director

Class I Directors

For Terms that Expire at the 2021 Annual Meeting

Brian C. Carr Director since: 2004 Independent Age: 56 Committees: • Audit • Compensation	Mr. Carr is an experienced investor, board member and strategic advisor to various companies. Since October 2017, Mr. Carr has served as an independent director for private equity-backed SingularBio, Inc., a San Francisco based diagnostic technology company. From January 2014 until June 2017, Mr. Carr served as non-executive Chairman, and from March 2012 to December 2013 as Chairman and Chief Executive Officer, of Regional Diagnostic Laboratories, Inc., a company founded by a large private equity firm to invest in various types of domestic and international medical laboratories. From October 2016 until May 2017, Mr. Carr was a board member of privately held Acuamark Diagnostics. Previously, Mr. Carr was a co-founder, Chief Executive Officer and director for OralDNA Labs, a privately held diagnostic company which was acquired by Quest Diagnostics. Mr. Carr was also a co-founder and the Chairman and Chief Executive Officer of American Esoteric Laboratories until it was acquired by publicly-held Sonic Healthcare Limited. Prior to that, Mr. Carr was President and a director of AmeriPath, Inc., a publicly-traded anatomic pathology company. Mr. Carr has previous experience in Big Four public accounting firms as well as international consulting in Brazil and China. He is a CPA (inactive) and CMA (Certified Management Accountant) (inactive).

Qualifications. The Board nominated Mr. Carr to serve as a director of the Board because of his experience in founding, growing and managing public and private companies, including extensive mergers and acquisitions experience, both domestically and internationally. The Board also recognized his accounting and financial experience gained initially through a Big Four public accounting firm and enhanced through his public and private company senior management positions.

Mary S. Chan Director since: 2015 Independent Age: 55 Committees: • Audit • Nominating and Corporate Governance	Ms. Chan is a telecommunications executive and has over 25 years of extensive global management experience in the telecommunications and wireless technology industries. Ms. Chan co-founded and since February 2016 has served as Managing Partner of VectoIQ, LLC, a consulting firm focused on Smart transportation product and services. From May 2012 to April 2015, Ms. Chan served as President, Global Connected Consumer & OnStar Service, at General Motors Corporation, where she led the development and execution of General Motors’ strategic global infotainment plans, including the launch of 4G LTE connectivity across its global portfolio of vehicle brands. From September 2009 to March 2012, Ms. Chan served as Senior Vice President and General Manager, Enterprise Mobility Solutions & Services, at Dell Inc., where she helped expand Dell’s mobility product and service offerings. From December 2000 to August 2009, Ms. Chan held various senior vice president positions at Alcatel-Lucent and Lucent Technologies, including the positions of Executive Vice President, President of 4G/LTE Wireless Networks and Executive Vice President,

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PROPOSAL 1 – ELECTION OF DIRECTORS  >  NOMINEES FOR DIRECTOR

President of Global Wireless Networks. Prior to Alcatel-Lucent/Lucent Technologies, Ms. Chan worked at AT&T Network Systems focusing on product and platform development of 2G and 3G wireless systems. Ms. Chan also serves on the Boards of Directors of Microelectronics Technology, Inc., a publicly-owned technology company specializing in wireless communication product development, manufacturing and global sales, Dialog Semiconductor PLC (DLG), a publicly-owned manufacturer of semiconductor based system solutions, and Magna International Inc. (MGA), a publicly-owned automotive parts supplier.

Qualifications. The Board nominated Ms. Chan to serve as a director of the Board because of her extensive experience in the telecommunications and wireless technology industries. The Board also recognized her management experience gained through various senior management positions at large multinational companies.

George R. Krouse, Jr. Director since: 2009 Independent Age: 72 Committees: • Nominating and Corporate Governance (Chair) • Compensation	Mr. Krouse, an attorney, retired in December 2007 after spending 37 years at the law firm of Simpson Thacher & Bartlett LLP, where he practiced in the corporate, capital markets and merger and acquisition areas. While at Simpson Thacher & Bartlett LLP, Mr. Krouse served as Head of the Corporate Department, Senior Administrative Partner and was a member of the Executive Committee of the firm. Mr. Krouse also serves on the Board of Visitors at Duke University School of Law and is a 2002 recipient of the Law School’s Distinguished Alumni Award. In 2006, he was appointed a Senior Lecturing Fellow at Duke University School of Law.

Qualifications. The Board nominated Mr. Krouse to serve as a director of the Board because of his years and depth of experience as a securities and M&A partner at a major law firm, where he counseled large companies on matters of corporate governance, risk oversight, capital markets, general business matters and acquisition transactions, as well as his senior financial and business management experience at this same firm.

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PROPOSAL 1 – ELECTION OF DIRECTORS  >  DIRECTORS CONTINUING IN OFFICE

Directors Continuing in Office

Class II Directors

Terms Expire at the 2019 Annual Meeting

Kevin L. Beebe Director since: 2009 Independent Age: 59 Committees: • Audit • Nominating and Corporate Governance	Since November 2007, Mr. Beebe has been President and Chief Executive Officer of 2BPartners, LLC, a partnership that provides strategic, financial and operational advice to investors and management. Previously he was Group President of Operations at ALLTEL Corporation, a telecommunications services company, from 1998 to 2007. From 1996 to 1998, Mr. Beebe served as Executive Vice President of Operations for 360° Communications Co., a wireless communications company. Mr. Beebe also serves on the Board of Directors of Skyworks Solutions, Inc. (SWKS), a semiconductor company, and on the Board of Directors of NII Holdings, Inc. (NIHD), a wireless service provider. In addition, Mr. Beebe is a founding partner in Astra Capital, a private equity firm.

Qualifications. The Board nominated Mr. Beebe to serve as a director of the Board because of his executive and management experience, and in particular his extensive experience in telecommunications.

Jack Langer Director since: 2004 Independent Age: 69 Committees: • Nominating and Corporate Governance • Compensation (Chair) Lead Independent Director	Mr. Langer is a private investor. From April 1997 to December 2002, Mr. Langer served as Managing Director and the Global Co-Head of the Media Group at Lehman Brothers Inc. From 1995 to 1997, Mr. Langer served as the Managing Director and Head of Media Group at Bankers Trust & Company. From 1990 to 1994, Mr. Langer served as Managing Director and Head of Media Group at Kidder Peabody & Company, Inc. Mr. Langer previously served on the Board of Directors of CKX, Inc., a publicly traded company engaged in the ownership, development and commercial utilization of entertainment content.

Qualifications. The Board nominated Mr. Langer to serve as a director of the Board because of his management and advisory experience with national and global companies as well as his vast experience in investment banking, including his experience in raising capital for companies and mergers and acquisitions.

Jeffrey A. Stoops Director since: 1999 President, Chief Executive Officer and Director Age: 59	Mr. Stoops joined SBA in April 1997 and has served as a director of SBA since August 1999. Mr. Stoops was appointed Chief Executive Officer effective as of January 2002, President in April 2000, and previously served as our Chief Financial Officer.

Qualifications. The Board nominated Mr. Stoops to serve as a director of the Board because of his current and prior senior executive and financial management experience at SBA, his operational knowledge and experience at SBA and his business and competitive knowledge of the wireless infrastructure industry.

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PROPOSAL 1 – ELECTION OF DIRECTORS  >  DIRECTORS CONTINUING IN OFFICE

Class III Directors

Terms Expire at the 2020 Annual Meeting

Steven E. Bernstein Director since: 1989 Independent Age: 57 Chair	Mr. Bernstein, our founder, has served as our Chair since our inception in 1989 and was our Chief Executive Officer from 1989 to 2001. Mr. Bernstein is also involved in a number of personal commercial real estate investments. Mr. Bernstein has a Bachelor of Science in Business Administration with a major in Real Estate from the University of Florida. Mr. Bernstein was previously a visiting professor at Lynn University, and serves on the boards of various local charities.

Qualifications. The Board nominated Mr. Bernstein to serve as a director of the Board because of his extensive senior management and operational experience in the wireless communications industry, including as the founder and first President and Chief Executive Officer of SBA.

Duncan H. Cocroft Director since: 2004 Independent Age: 74 Committees: • Audit (Chair) • Compensation	Mr. Cocroft is a private investor who retired in March 2004 from Cendant Corporation, a provider of consumer and business services primarily in the travel and real estate services industries. Mr. Cocroft was Executive Vice President – Finance and Treasurer of Cendant and Executive Vice President and Chief Financial Officer of PHH Corporation, Cendant’s wholly-owned finance subsidiary. Prior to joining Cendant in June 1999, Mr. Cocroft served as Senior Vice President, Chief Administrative Officer and Principal Financial Officer of Kos Pharmaceuticals, where he was responsible for finance, information systems and human resources. His other prior senior management positions include Vice President – Finance and Chief Financial Officer of International Multifoods, an operator of food manufacturing businesses in the U.S. and Canada, and Vice President and Treasurer of Smithkline Beckman, a pharmaceutical company. Mr. Cocroft previously served on the Board of Directors of Visteon Corporation (VC), a global automotive supplier company, from October 2010 to June 2016.

Qualifications. The Board nominated Mr. Cocroft to serve as a director of the Board because of his past experience as a Chief Financial Officer and other financial oversight positions at large, global public companies, as well as other senior management experience including responsibility for information systems and human resources.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the director nominees.

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CORPORATE GOVERNANCE

Board Leadership Structure

As stated in our Corporate Governance Guidelines, the Board has not adopted a formal policy regarding the need to separate or combine the offices of Chair of the Board and Chief Executive Officer and instead the Board remains free to make this determination from time to time in a manner that seems most appropriate for SBA. Currently, SBA separates the positions of CEO and Chair in recognition of the differences between the two roles. The CEO is responsible for the strategic direction of SBA and the day to day leadership and performance of SBA, while the Chair provides guidance to the CEO, sets the agenda for the Board meetings and presides over meetings of the Board. In addition, SBA believes that the current separation provides a more effective monitoring and objective evaluation of the CEO’s performance. The separation also allows the Chair to strengthen the Board’s objective oversight of SBA’s performance and governance standards.

Lead Independent Director

In order to facilitate and strengthen the Board’s independent oversight of SBA’s performance, strategy and succession planning and to uphold effective governance standards, the Board has established the role of a lead independent director. Our Corporate Governance Guidelines only require the appointment of a lead independent director in the event that our Chair is not independent. Although our current Chair, Mr. Bernstein, is “independent” under the Nasdaq Listing Standards, the Board decided to continue to maintain a lead independent director for 2018 as it believes that the lead independent director provides additional perspective and expanded communication among directors. Mr. Langer currently serves as SBA’s lead independent director.

The lead independent director’s duties, which are listed in our Corporate Governance Guidelines, include:

•	presiding at all executive sessions of the independent directors and Board meetings at which the Chair is not present;

•	serving as liaison between the Chair and the independent directors;

•	approving the Board meeting agendas and schedules and the subject matter of the information to be sent to the Board;

•	the authority to call meetings of the independent directors;

•	ensuring he or she is available for consultation and direct communication if requested by major shareholders; and

•	performing such other duties as the Board deems appropriate.

Corporate Governance Guidelines

The Board of Directors has voluntarily adopted Corporate Governance Guidelines. Our Corporate Governance Guidelines describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include director independence, director qualifications, committee membership and structure,

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CORPORATE GOVERNANCE

shareholder communications with the Board, director compensation and the annual performance evaluation of the Board. Our Corporate Governance Guidelines provide, among other things, that:

•	In the event the Chair is not an independent director, the independent directors of the Board will, upon recommendation of the NCG Committee, appoint a lead independent director;

•	A majority of directors of the Board must be independent as defined by the Nasdaq Listing Standards;

•	No director may serve on more than two public company boards in addition to SBA’s Board without prior consultation with the Chair of the NCG Committee;

•	The Board will have, at all times, an Audit Committee, Compensation Committee and NCG Committee (the “Committees”), and each of their members will be independent as defined by the Nasdaq Listing Standards and applicable SEC rules;

•	The Board will appoint all members of the Committees;

•	The Board will conduct an annual self-evaluation to determine whether it and its Committees are functioning effectively;

•	Each director nominee must agree to tender his or her resignation for consideration by the Board if such director fails to receive a majority of votes cast in any uncontested re-election;

•	No executive officer or director may pledge any shares of SBA’s Class A common stock that count toward satisfying such executive officer’s or director’s ownership requirement as set forth in the Stock Ownership Guidelines; and

•	No executive officer or director may enter into hedging arrangements with respect to any shares of SBA’s Class A common stock.

The NCG Committee reviews our Corporate Governance Guidelines not less than annually, and, if necessary, will recommend changes to the Board. Our Corporate Governance Guidelines are available to view at our website, www.sbasite.com, under the Investor Relations – Corporate Governance section.

Board Independence

Pursuant to our Corporate Governance Guidelines, we require that a majority of our Board of Directors and all members of our three standing Committees be comprised of directors who are “independent,” as such term is defined in the listing standards of the Nasdaq Stock Market (the “Nasdaq Listing Standards”). Each year, the Board undertakes a review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us, or members of our senior management or other members of our Board of Directors, and all relevant facts and circumstances regarding any such transactions or relationships. Consistent with these considerations, our Board has affirmatively determined that all of our non-employee directors and nominees, who are listed below, are independent.

> Kevin L. Beebe	> Steven E. Bernstein	> Brian C. Carr
> Mary S. Chan	> Duncan H. Cocroft	> George R. Krouse, Jr.
> Jack Langer

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Executive Sessions. The independent members of the Board of Directors generally meet in executive session at each regularly scheduled meeting of the Board.

Meetings

During 2017, the Board of Directors held a total of 8 meetings. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board during the period in which he or she was a director and (2) the total number of meetings of all Committees on which he or she served during the period in which he or she was a director. It is the policy of the Board of Directors to encourage its members to attend SBA’s Annual Meeting of Shareholders. All members of the Board of Directors in 2017 were present at SBA’s 2017 Annual Meeting of Shareholders.

Board Committees

The Board has three standing Committees: the Audit Committee, the Compensation Committee and the NCG Committee. Copies of the Committee charters of each of the Audit Committee, the Compensation Committee and the NCG Committee setting forth the respective responsibilities of the Committees can be found under the Investor Relations – Corporate Governance section of our website at www.sbasite.com, and such information is also available in print to any shareholder who requests it through our Investor Relations department. Each of the Committees reviews, and revises if necessary, its respective charter not less than annually.

Audit Committee

Number of Meetings in 2017: 6

Responsibilities. The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. In doing so, it establishes our audit policies, evaluates the independence of and selects our independent auditors, and oversees the engagement of our independent auditors. The Audit Committee maintains free and open means of communication between our directors, management and the independent auditors. The Audit Committee also oversees the performance of our internal audit function, develops controls to insure the integrity of our financial statements and the quality of disclosure, and monitors our compliance with legal and regulatory requirements. The Audit Committee Chair reports on Audit Committee actions and recommendations at Board of Director meetings.

Independence and Financial Expertise. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements under the Nasdaq Listing Standards and the enhanced independence standards for audit committee members required by the Securities and Exchange Commission (“SEC”). In addition, the Board of Directors has determined that each of Messrs. Beebe, Carr and Cocroft meets the requirements of an audit committee financial expert under SEC rules. For information regarding Mr. Beebe’s, Mr. Carr’s and Mr. Cocroft’s business experience, see “Proposal 1 – Election of Directors.”

Compensation Committee

Number of Meetings in 2017: 5

Responsibilities. The Compensation Committee establishes salaries, incentives and other forms of compensation for our Chief Executive Officer, each of our executive officers (our Executive Vice Presidents) and our Chief Accounting Officer (collectively, the “Officer Group”), the terms of any employment agreements with the Officer Group and the compensation for our directors. In addition, the

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Compensation Committee administers our equity-based compensation plans, including awards under such plans, and our Stock Ownership Guidelines. The Compensation Committee also oversees and administers our Executive Compensation Recoupment Policy. The Compensation Committee also reviews the results of any advisory shareholder votes on executive compensation and considers whether to recommend adjustments to our executive compensation policies and practices as a result of such votes. The Compensation Committee Chair reports on Compensation Committee actions and recommendations at Board of Director meetings.

Role of Compensation Consultants and Advisors. The Compensation Committee has the authority, pursuant to its charter, to engage the services of outside legal or other experts and advisors as it in its sole discretion deems necessary and appropriate to assist the Compensation Committee in fulfilling its duties and responsibilities. For 2017, the Compensation Committee again selected and retained F.W. Cook & Co., Inc. (“FW Cook”), an independent management compensation consulting firm, and instructed FW Cook to provide the Compensation Committee with a review of competitive market data for each member of the Officer Group, and to work directly with the Compensation Committee to prepare proposals for 2017 executive compensation and director compensation. In addition, in 2017 the Compensation Committee again selected and retained Norton Rose Fulbright, which merged with Chadbourne & Parke in 2017 (“Norton Rose”), a law firm which provides compensation consulting services. Neither FW Cook nor Norton Rose performed any services for us other than their services to the Compensation Committee. We believe that the use of independent consultants provides additional assurance that our programs are reasonable and consistent with our objectives. The Compensation Committee reviewed the independence of each of FW Cook and Norton Rose in light of the SEC rules and the Nasdaq Listing Standards regarding compensation consultants and has concluded that neither FW Cook’s work nor Norton Rose’s work for the Compensation Committee during 2017 raised any conflict of interest and that each of FW Cook and Norton Rose is independent.

Role of Management and Delegation of Authority. As more fully discussed under “Compensation Discussion and Analysis – Evaluating Compensation Program Design and Relative Competitive Position,” our CEO provides the Compensation Committee with (1) evaluations of each named executive officer, including himself, and (2) recommendations regarding base salary levels for the upcoming year for each named executive officer (other than himself), an evaluation of the extent to which the named executive officer met his annual incentive plan bonus target, and the aggregate total long-term incentive value that each named executive officer (other than himself) should receive. Our CEO typically attends all regularly-scheduled Compensation Committee meetings to assist the Compensation Committee in its discussion and analysis of the various agenda items, and is generally excused from the meetings as appropriate, including for discussions regarding his own compensation. The Compensation Committee may delegate to SBA’s management the authority to administer incentive compensation and benefit plans provided for employees, including the authority to grant awards to certain recipients under our equity-based compensation plans, as it deems appropriate and to the extent permitted by applicable laws, rules, regulations and Nasdaq Listing Standards.

Independence. The Board reviewed the background, experience and independence of the Compensation Committee members based primarily on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Compensation Committee meets the independence requirements of the Nasdaq Listing Standards, including the heightened independence requirements specific to compensation committee members.

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Compensation Committee Interlocks and Insider Participation. During the 2017 fiscal year, Messrs. Carr, Cocroft, Krouse and Langer served as members of the Compensation Committee, and none of these directors was, during 2017, an officer or employee of SBA, or formerly an officer of SBA.

There were no transactions during the 2017 fiscal year between SBA and any of the directors who served as members of the Compensation Committee for any part of the 2017 fiscal year that would require disclosure by SBA under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.

Nominating and Corporate Governance Committee

Number of Meetings in 2017: 5

Responsibilities. The NCG Committee (i) solicits, considers, recommends and nominates candidates to serve on the Board under criteria adopted by it from time to time; (ii) nominates a lead independent director in the event the Chair is not an independent director; (iii) recommends to the Board whether to accept or reject the resignation tendered by a director who failed to receive a majority of votes cast in any uncontested re-election; (iv) advises the Board with respect to Board composition and procedures and Committee composition, function, structure, procedures and charters; (v) oversees periodic evaluations of the Board and the Committees, including establishing criteria to be used in connection with such evaluations; (vi) reviews and reports to the Board on a periodic basis with regard to matters of corporate governance; and (vii) develops and reviews succession planning for Board members and executive officers. The NCG Committee also considers and recommends to the Board the approval of any waivers to SBA’s Code of Conduct (as defined below) for a director or executive officer. The NCG Committee Chair reports on NCG Committee actions and recommendations at Board of Director meetings.

Consideration of Director Nominees. The NCG Committee considers possible candidates for nominees for directors from many sources, including management and shareholders. The NCG Committee evaluates the suitability of potential candidates nominated by shareholders in the same manner as other candidates recommended to the NCG Committee, in accordance with the Criteria for Nomination to the Board of Directors, which is attached as Annex A to the NCG Committee charter. The Criteria for Nomination to the Board of Directors contains the following requirements, among others, for suitability:

•	high ethical character and a reputation that is consistent with SBA’s reputation;

•	superior credentials;

•	current or prior experience as a CEO, President or CFO of a public company or leading a complex organization;

•	relevant expertise and experience;

•	the number of other boards (and their committees) on which a candidate serves;

•	the ability to exercise sound business judgment; and

•	the lack of material relationships with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues.

The NCG Committee Charter requires, and the Criteria for Nomination provides, that, when considering nominees for the Board, the NCG Committee should seek to provide a diversity and

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balance among directors of race, gender, geography, thought, viewpoints, background, skills, experience and expertise. Further, the NCG Committee Charter requires that any search firm retained to assist the NCG Committee in seeking candidates for the Board be instructed to seek to include diverse candidates in terms of the Criteria for Nomination from, among other areas, the traditional corporate environment, government, academia, private enterprise, non-profit organizations, and professions such as accounting, finance, marketing, human resources, and legal services.

The NCG Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to SBA’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the NCG Committee or the Board decides not to re-nominate a member for re-election, the NCG Committee identifies the desired skills and experience of a new nominee in light of the Criteria for Nomination. Current members of the NCG Committee and Board are polled for suggestions as to individuals meeting the Criteria for Nomination of the NCG Committee. In addition, from time to time, the NCG Committee has engaged, and may in the future engage, the services of executive search firms to assist the NCG Committee and the Board of Directors in identifying and evaluating potential director candidates.

Shareholder Nominations of Director Candidates. Our Bylaws permit an eligible shareholder or group of eligible shareholders of any size to nominate up to 25% of our board of directors for inclusion in our proxy statement if they have continuously owned at least 3% of our Class A common stock for at least three years. However, candidates who were previously nominated by shareholders for any of the two most recent annual meetings and who received less than 20% of the total votes cast at any of those annual meetings are not eligible to be nominated utilizing the proxy access provisions. Shareholders who wish to nominate directors for inclusion in our proxy statement or directly at an annual meeting in accordance with the procedures in our Bylaws should follow the instructions under “Shareholder Proposals and Director Nominations for 2019 Annual Meeting” in this proxy statement.

Executive Compensation Recoupment or “Clawback” Policy

Our Board has adopted the Executive Compensation Recoupment or “Clawback” Policy (the “Recoupment Policy”), which covers all our executive officers (the “Covered Officers”), and applies to incentive compensation paid or awarded from the 2014 fiscal year and onwards. Under the Recoupment Policy, in the event of (1) a restatement of SBA’s financial results due to the material noncompliance with any financial reporting requirement under the securities laws or (2) a determination by the Compensation Committee that a financial, operational or other metric upon which incentive-based compensation was paid or awarded was inaccurate, in either case regardless of fault, the Compensation Committee will review the impact, if any, of such events on the incentive compensation paid or awarded to the Covered Officers. If the Compensation Committee determines that a Covered Officer was paid or awarded more than he or she would have been paid or awarded absent the financial restatement or inaccurate performance metrics, then the Compensation Committee may, to the extent permitted by applicable law, seek to recover such excess compensation. This recovery may include repayment by the Covered Officer, forfeiture of unvested restricted stock units and unvested stock options, offset against any severance payable to such Covered Officer, and other legal or equitable remedies that might be available to SBA. Incentive-based compensation paid or awarded during the three years preceding any financial restatement or inaccurate performance metrics is subject to recoupment.

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Code of Ethics/Related Party Transaction Policy

The Board of Directors has adopted our Code of Ethics for Senior Financial Officers (“Code of Ethics”) and our Code of Conduct for Directors, Officers and Employees (“Code of Conduct”), each of which we periodically revise to reflect best corporate governance practices and changes in applicable rules.

Code of Ethics. Our Code of Ethics sets forth standards of conduct applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer to promote honest and ethical conduct, proper disclosure in SBA’s periodic filings, and compliance with applicable laws, rules and regulations. Our Code of Ethics is available to view at our website, www.sbasite.com, under the Investor Relations – Corporate Governance section. We intend to provide disclosure of any amendments or waivers of our Code of Ethics on our website within four business days following the date of the amendment or waiver.

Code of Conduct/Related Party Transaction Policy. Our Code of Conduct requires directors, officers and all other employees to conduct themselves in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest. Our Code of Conduct generally requires (i) officers and directors to disclose any outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to the General Counsel and (ii) employees to disclose any outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to their immediate supervisor. The General Counsel will determine if any such outside activities, financial interests or relationships constitute a conflict of interest and a related person transaction on a case-by-case basis and will promptly disclose such activities, interests or relationships to the appropriate Committee for their review and appropriate action, if necessary. It is our preference to avoid related person transactions generally. Under applicable Nasdaq Listing Standards, all related person transactions must be approved by our Audit Committee or another independent body of the Board of Directors. Current SEC rules define transactions with related persons to include any transaction, arrangement or relationship (i) in which SBA is a participant, (ii) in which the amount involved exceeds $120,000, and (iii) in which any executive officer, director, director nominee, beneficial owner of more than 5% of SBA’s Class A common stock, or any immediate family member of such persons has or will have a direct or indirect material interest. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. All related person transactions will be disclosed in our applicable SEC filings as required under SEC rules.

No Related Party Transactions in 2017. Since January 1, 2017, we have not had any relationships or transactions with any of our executive officers, directors, beneficial owners of more than 5% of our Class A common stock or any immediate family member of such persons that were required to be reported pursuant to Item 404(a) of Regulation S-K.

Risk Management

Board Role in Management of Risk

The Board is actively involved in the oversight and management of risks that could affect SBA. This oversight and management is conducted primarily through Committees, as disclosed in the descriptions of each of the Committees above and in the charters of each of the Committees, but the full Board has retained responsibility for general oversight of risks. The NCG Committee is responsible for annually reviewing and delegating the risk oversight responsibilities of each Committee and

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ensuring that each Committee should be primarily responsible for that oversight. The Audit Committee is primarily responsible for overseeing the risk management function, specifically with respect to management’s assessment of risk exposures (including risks related to liquidity, credit, operations, regulatory compliance and information systems), and the processes in place to monitor and control such exposures. In carrying out its responsibilities, the Audit Committee works closely with Internal Audit and other members of SBA’s enterprise risk management team. In addition, each of the Committees of the Board considers the risks within their areas of responsibility. The Board satisfies its oversight responsibility through full reports by each Committee chair regarding the Committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within SBA.

Compensation Risks

In early 2018, as part of our risk management process, we conducted an annual comprehensive review and evaluation of our compensation programs and policies. The assessment covered each material component of executive and non-executive employee compensation. In evaluating our compensation components, we took into consideration the following risk-limiting characteristics:

•	Bonus payout under our incentive plan is capped, whether or not SBA exceeds the stretch threshold level of the relevant incentive plan performance metrics;

•	A significant percentage of our overall pay mix is equity-based, which, when combined with the vesting terms and our Stock Ownership Guidelines, aligns our executive officers’ interests with shareholders’ interests and minimizes the taking of inappropriate or excessive risk that would impair the creation of long-term shareholder value;

•	We have effective management processes for establishing key financial and operating targets, and monitoring financial and operating metrics;

•	We have effective monitoring by external and internal audit;

•	We have effective segregation of duties throughout SBA;

•	Our Board approves the parameters of acquisition transactions that contribute towards target performance;

•	We have established processes in place for the approval of new build projects and to confirm the completion of new tower construction; and

•	Our Stock Ownership Guidelines require officers and directors to hold any vested restricted stock until the aggregate amount of their stock ownership exceeds a multiple of their annual base salary or retainer, as applicable.

Director Compensation

General. The Board maintains a compensation arrangement for the non-employee directors of the Board. The Board compensation arrangement is comprised of the following types and levels of compensation:

•

Initial Equity Grant. Each newly elected independent director, defined as a director who is a non-employee director pursuant to Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at the time of such initial election, is entitled to receive a

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grant of non-qualified stock options. Newly elected directors are entitled to receive a grant of non-qualified stock options to purchase 10,000 shares of Class A common stock with a per share exercise price equal to the fair market value per share of such stock at the grant date. These options vest and become exercisable in equal annual installments on each of the first five anniversaries of the grant date so long as the director continues to serve as a member of our Board of Directors.

•	Annual Equity Grant. At each annual meeting, non-employee directors receive an equity grant with an aggregate grant date value of $145,000. The annual equity grant to non-employee directors is comprised of two-thirds restricted stock units and one-third stock options. The aggregate grant date value is calculated in accordance with FASB ASC Topic 718, except that the stock price used in the calculation will be a derived price equal to the average closing price of our Class A common stock in the two calendar months of March and April. The restricted stock units and stock options vest and become exercisable on the first, second and third year anniversary of their grant. In addition to the acceleration provisions provided under the relevant equity plan, annual equity grants to directors immediately vest if a director resigns from the board of directors, provided the director has completed three full years of service as a director prior to the effective date of such resignation.

Pursuant to this policy, on May 18, 2017, each non-employee director of the Board was granted 807 restricted stock units, which represents a contingent right to receive 807 shares of Class A common stock. In addition, on May 18, 2017, each non-employee director of the Board was granted stock options to purchase 1,977 shares of Class A common stock with an exercise price of $132.00 per share, the closing price of the Class A common stock on May 18, 2017. The restricted stock units and stock options vest and become exercisable in three equal annual installments on May 1 of 2018, 2019, and 2020.

•	Retainer and Fees Paid in Cash. Effective May 18, 2017, the Board revised the non-employee director compensation policy to increase the annual retainer that each non-employee director is entitled to receive from $75,000 to $85,000. In addition, effective May 18, 2017, the Board increased the additional annual retainer for the Chair of the Board to $50,000. The lead independent director is entitled to an additional retainer of $25,000, and the Chairs of the Audit Committee, the Compensation Committee and the NCG Committee are entitled to an additional retainer of $20,000, $15,000 and $10,000, respectively. Non-employee directors are also reimbursed for incidental expenses associated with each Board of Directors and/or Committee meeting. Other than the Chair of each of the Committees, directors who serve on any of the Committees of the Board of Directors described above do not receive any additional compensation for their services as a Committee member. Directors who are employees do not receive any additional compensation for their services as a director.

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The following table sets forth information regarding the compensation of our non-employee directors for 2017. Mr. Stoops, our Chief Executive Officer and President, is omitted from the table as he does not receive any additional compensation for his services as a director. For more information on Mr. Stoops’ compensation, see “Executive Compensation” beginning on page 44.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Total ($)
Steven E. Bernstein	$122,500	(4)	$106,524	$52,885	$281,909
Kevin L. Beebe	80,834		106,524	52,885	240,243
Brian C. Carr	80,834		106,524	52,885	240,243
Duncan H. Cocroft	100,834	(5)	106,524	52,885	260,243
George R. Krouse, Jr.	90,834	(6)	106,524	52,885	250,243
Mary S. Chan	80,834		106,524	52,885	240,243
Jack Langer	120,834	(7)	106,524	52,885	280,243

(1)	Reflects annual retainers calculated on a pro-rata basis.

(2)	Grants of restricted stock units and stock options were made on May 18, 2017, in connection with the annual grant discussed above. The amounts in the “Stock Awards” column and the “Option Awards” column reflect the aggregate grant date fair value of awards for the fiscal year ended December 31, 2017 computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the fiscal 2017 grants, refer to Note 14 in our financial statements for the year ended December 31, 2017, which is included in our Annual Report on Form 10-K filed with the SEC.

(3)	The following table sets forth the aggregate number of restricted stock units and unexercised stock options outstanding at December 31, 2017 for each of our non-employee directors.

Name	Aggregate Number of Restricted Stock Units Outstanding at December 31, 2017	Aggregate Number of Unexercised Stock Options Outstanding at December 31, 2017
Steven E. Bernstein	1,661	14,043
Kevin L. Beebe	1,661	24,043
Brian C. Carr	1,661	6,184
Mary S. Chan	1,661	16,184
Duncan H. Cocroft	1,661	14,043
George R. Krouse, Jr.	1,661	8,386
Jack Langer	1,661	10,385

(4)	Reflects additional annual retainer for service as Chair of the Board calculated on a pro-rata basis.

(5)	Reflects additional annual retainer for service as Audit Committee Chair.

(6)	Reflects additional annual retainer for service as NCG Committee Chair.

(7)	Reflects additional annual retainers for service as Compensation Committee Chair and lead independent director.

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EXECUTIVE OFFICERS

Set forth below is certain information relating to our current executive officers and key employees. Biographical information with respect to Mr. Stoops is set forth above under “Proposal 1 – Election of Directors.”

Name	Age	Position
Jeffrey A. Stoops	59	President and Chief Executive Officer
Brendan T. Cavanagh	46	Executive Vice President and Chief Financial Officer
Kurt L. Bagwell	53	Executive Vice President and President – International
Mark R. Ciarfella	52	Executive Vice President – Operations
Thomas P. Hunt	60	Executive Vice President, Chief Administrative Officer and General Counsel
Jason V. Silberstein	49	Executive Vice President – Site Leasing
Brian D. Lazarus	46	Senior Vice President and Chief Accounting Officer
Brian Allen	50	Senior Vice President – Site Leasing
Jorge Grau	55	Senior Vice President and Chief Information Officer
Jo Carol Rutherford	61	Senior Vice President and Chief Human Resources Officer
Neil H. Seidman	51	Senior Vice President – Mergers and Acquisitions

Brendan T. Cavanagh, CPA, has served as our Executive Vice President since January 2014 and Chief Financial Officer since September 2008. Prior to serving as Executive Vice President, from September 2008 to December 2013, Mr. Cavanagh served as our Senior Vice President. Mr. Cavanagh joined SBA in 1998 and has held various positions, including serving as Vice President and Chief Accounting Officer from June 2004 to September 2008 and Vice President – Site Administration from January 2003 to June 2004. Prior to joining us, Mr. Cavanagh was with Arthur Andersen LLP.

Kurt L. Bagwell has served as our Executive Vice President and President – International since January 2014. From October 2010 to December 2013, Mr. Bagwell served as our Senior Vice President and President – International. Mr. Bagwell joined SBA in February 2001 as Vice President of Network Services and served as our Senior Vice President and Chief Operating Officer from January 2002 to October 2010. Prior to joining us, Mr. Bagwell served as Vice President – Site Development for Sprint PCS.

Mark R. Ciarfella has served as our Executive Vice President – Operations since January 2014. From October 2010 to December 2013, Mr. Ciarfella served as our Senior Vice President – Operations. Mr. Ciarfella has more than 20 years of experience in the wireless telecommunication industry. He joined SBA in July 2007 as our Vice President – Tower Development. From 1997 to 2007, Mr. Ciarfella was the co-owner of a Florida based site development services company that provided site acquisition, zoning, construction management and program management services to the wireless telecommunication industry and was a partner in a communication tower company that specialized in building towers in the State of Florida.

Thomas P. Hunt has served as our Executive Vice President since January 2014, General Counsel since September 2000 and Chief Administrative Officer since May 2007. Prior to serving as Executive

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Vice President, from September 2000 to December 2013, Mr. Hunt served as our Senior Vice President. Prior to joining SBA, Mr. Hunt was a partner with Gunster, Yoakley & Stewart, P.A., a South Florida law firm, where he practiced for 16 years in the corporate and real estate areas. Mr. Hunt is a member of the Florida Bar.

Jason V. Silberstein has served as our Executive Vice President – Site Leasing since January 2014. From February 2009 to December 2013, Mr. Silberstein served as our Senior Vice President – Property Management. Mr. Silberstein joined SBA in 1994 and has held various positions with us, including Vice President – Property Management from April 2000 to February 2009.

Below is a summary of the business experience of each of our key employees.

Brian D. Lazarus, CPA, has served as our Senior Vice President since January 2014 and Chief Accounting Officer since September 2008. Prior to serving as Senior Vice President, from September 2008 to December 2013, Mr. Lazarus served as our Vice President. Mr. Lazarus joined SBA in October 2006 and served as SBA’s Controller from October 2006 to September 2008. Prior to joining SBA, Mr. Lazarus was the Corporate Controller for AllianceCare, a privately owned multi-state health care organization, from December 2003 until October 2006. Mr. Lazarus previously was a Senior Audit Manager with Ernst & Young LLP and spent six years with KPMG LLP.

Brian Allen has served as our Senior Vice President of Site Leasing since January of 2014, and is responsible for site marketing and tower space sales of SBA owned and managed towers sites in the United States. Prior to serving as our Senior Vice President, from July 2011 to December 2013, Mr. Allen served as our Vice President. Mr. Allen originally joined SBA in January 1992, and has served in a variety of roles, including Project Director, Area Director and General Manager. In addition to his service at SBA, he served as a Business Development Manager for TowerCo, an independent wireless tower company, and as an independent consultant providing site development services to wireless service providers and public utility companies.

Jorge Grau has served as our Senior Vice President since January 2014 and Chief Information Officer since January 2006. Prior to serving as our Senior Vice President, from January 2006 to December 2013, Mr. Grau served as our Vice President. Mr. Grau joined SBA in August 2003 as the Vice President of Information Technology. Prior to joining SBA, from July 2002 through August 2003, Mr. Grau was Director of Information Technology for Vision Care Holdings and, from August 1989 to May 2002, Mr. Grau served as Chief Information Officer of Bentley’s Luggage Corporation.

Jo Carol Rutherford has served as our Senior Vice President and Chief Human Resources Officer since January 2014. Ms. Rutherford joined SBA in July 2001 as Vice President of Human Resources. Prior to joining SBA, Ms. Rutherford spent 9 years with Invacare Corporation, an ISO certified manufacturer of home health care products. From 1998 until 2001, she was Corporate Director of Human Resources for Dixon Ticonderoga where she managed all HR functions to include collective bargaining, plant consolidations and organization restructuring. Ms. Rutherford is certified by the Society for Human Resource Management as a Senior Certified Professional.

Neil H. Seidman has served SBA in merger and acquisition activity since June 1997. From June 1997 to December 2001, Mr. Seidman served as our Director of Acquisitions and Associate General Counsel. From January 2002 to December 2008, Mr. Seidman served as our primary outside mergers and acquisitions counsel as a partner in the law firm of Seidman, Prewitt, DiBello & Lopez, P.A. On January 1, 2009, Mr. Seidman rejoined SBA as our Vice President – Mergers and Acquisitions. Since January 2014, Mr. Seidman has served as our Senior Vice President – Mergers and Acquisitions. Mr. Seidman is a member of the Florida, New York, Maryland and Washington D.C. bars.

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and the 2017 compensation of our named executive officers, or NEOs. As discussed in Proposal 3 on page 59, we are conducting a Say on Pay vote this year that requests your approval, on an advisory basis, of the compensation of our named executive officers as described in this section and in the tables and accompanying narrative contained in “Executive Compensation.” As part of that vote, you should review our compensation philosophies, the design of our executive compensation programs and how, we believe, these programs have contributed to the strong financial performance that SBA has provided to shareholders over the long term.

Our named executive officers are those executive officers listed below:

Jeffrey A. Stoops	President and Chief Executive Officer
Brendan T. Cavanagh	Executive Vice President and Chief Financial Officer
Kurt L. Bagwell	Executive Vice President and President, International
Thomas P. Hunt	Executive Vice President, Chief Administrative Officer and General Counsel
Jason V. Silberstein	Executive Vice President, Site Leasing

Executive Summary

We Have Delivered Strong Shareholder Value-Creating Results

Our primary focus is the creation of shareholder value. We take a long-term view of our business, and we believe that growth in AFFO per share has the greatest impact on shareholder value creation. This metric underscores the strength of our business and long-term recurring cash flow potential of SBA. In order to maximize growth in AFFO per share, during the past five years we have focused on Adjusted EBITDA growth, same-tower organic growth, margin enhancements, portfolio growth on attractive terms, optimizing our capital structure, and a disciplined approach to capital allocation.

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COMPENSATION DISCUSSION AND ANALYSIS  >  EXECUTIVE SUMMARY

The following graphs illustrate our strong performance over the past five years.

(1) Annualized Adjusted EBITDA for the fourth quarter-ended. See Appendix A for reconciliation of Non-GAAP Metrics.	(2) For 2016, excludes the Oi Reserve. See Appendix A for reconciliation of Non-GAAP Metrics.

(3) See Appendix A for reconciliation of Non-GAAP Metrics.	(4) See Appendix A for reconciliation of Non-GAAP Metrics.

We believe that these financial results have resulted in our delivery of significant long-term shareholder value, reflected through our TSR growth of 130% over a five-year period compared to increases in TSR of 108% for the S&P 500, 92% for our public tower company peers, American Tower and Crown Castle, 60% for the FTSE NAREIT All Equity REITS Index and 76% for our 2017 Compensation Peer Group over that same five-year period.

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Annualized Adjusted EBITDA(1) and Adjusted EBITDA Margin(1) AFFO Per Share(2) Tower Cash Flow(3) and Tower Cash Flow Margin(3) Return on Invested Capital (“ROIC”)(4) Total Shareholder Returns

COMPENSATION DISCUSSION AND ANALYSIS  >  EXECUTIVE SUMMARY

Our Executive Compensation Program Is Responsive to Shareholders

During the last seven annual Say-On-Pay advisory votes on the compensation of our named executive officers, our shareholders have expressed strong support of our executive compensation program. In 2017, 85.3% of the votes cast on the proposal were cast in favor of our executive compensation program. Last year in connection with our “Say-on-Pay” proposal we reached out to shareholders representing almost 77.5% of our outstanding shares to engage in discussions regarding our executive compensation programs. Based on such engagement efforts we were able to communicate with all those shareholders who expressed interest in discussing our compensation program, representing 65.3% of our outstanding shares. An overwhelming percentage of shareholders with whom we communicated expressed support for the elements and design of our executive compensation program. In light of evolving compensation governance trends, in 2017 our Compensation Committee committed to requiring that all future grants of equity to officers be subject to “double-trigger” acceleration. Specifically, the vesting of all equity awards to officers commencing in 2018 will only be accelerated after a change in control to the extent that the employment of such officers is terminated without cause or the officer resigns for good reason in connection with such change in control. In addition, our CEO voluntarily agreed to retroactively apply this “double-trigger” acceleration provision to his outstanding equity awards.

The core of our executive compensation philosophy is that our executives’ pay should be linked to the performance of SBA. Accordingly, our executives’ compensation is heavily weighted toward compensation that is performance-based or equity-based. For 2017, 90% of our CEO’s target total compensation and an average of 84% of our other NEOs’ target total compensation was performance-based or equity-based. As a result, our executives only recognize value approaching their target compensation when our shareholders have enjoyed value creation.

Our Performance Metrics Drive Shareholder Value

We reward financial, operational and qualitative corporate metrics that we believe will drive long-term shareholder value appreciation. For 2017, our annual incentive bonus for our CEO and each of our NEOs was:

30% based on the performance level of Annualized Adjusted EBITDA achieved;

30% based on the performance level of AFFO per share achieved; and

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COMPENSATION DISCUSSION AND ANALYSIS  >  EXECUTIVE SUMMARY

40% based on achievement of selected financial, operational and qualitative metrics and a subjective analysis of the contribution of such executive towards the attainment of such metrics. For 2017, these metrics included (i) institutional contribution, including cross-departmental collaboration, succession planning and improved business processes and communications, (ii) tower acquisitions and ground lease extensions and acquisitions, (iii) leasing results on owned towers, (iv) the financial and operational performance of SBA’s international operations, (v) total cash selling, general and administrative costs as a percentage of total cash revenue, and (vi) executive performance, which includes numerous areas of focus based on the executive, including regulatory compliance, audit results and capital allocation. Based on his responsibilities, each NEO was assigned three to four of these financial, operational or qualitative metrics upon which he was evaluated.

Our Strong Corporate Governance Policies Further Align our Executives’ Interests With Those of our Shareholders.

	What We Do		What We Do Not Do
✓	Strong stock ownership guidelines – 6x base salary for CEO and 3x for other NEOs	✗	Limited perquisites – All Other Compensation represented 0.2% of CEO’s 2017 Total Compensation
✓

Robust “clawback” policy that exceeds Dodd-Frank – Applies to cash and equity incentive compensation and permits recoupment as a result of a financial restatement or determination that any financial, operational or other performance metric upon which incentive compensation was paid was inaccurate, regardless of fault.

		✗	No acceleration of vesting of equity awards in connection with terminations, absent a change in control
✓	“Double trigger” change in control provisions in employment agreements	✗	No pledging of shares subject to stock ownership requirements
✓	“Double trigger” in a change in control for acceleration of equity granted to all officers after 2017 and all outstanding equity awards to our CEO	✗	No hedging of shares
✓	Reduced severance multiple for termination without cause not associated with change in control	✗	No tax gross-ups on perquisites or change in control benefits
✓	Annual incentive bonus tied to performance metrics designed to deliver long-term growth and drive shareholder value	✗	No pension or supplemental retirement benefits
✓	Multi-year vesting of all equity awards	✗	No repricing or buy-outs of stock options without shareholder approval
✓	Compensation Committee composed entirely of independent directors	✗	No stock options granted below fair market value
✓	Independent compensation consultants, report directly to Compensation Committee and provide no other services to Company	✗	Equity plan does not permit liberal share recycling
✓	Comprehensive annual assessment of compensation risks	✗	No liberal change of control definition in equity plan or employment agreements

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION PHILOSOPHY AND OBJECTIVES

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the 2017 compensation of the NEOs.

Compensation Philosophy and Objectives

The Compensation Committee believes that the caliber and motivation of all of our employees, and especially our executive leadership, are essential to SBA’s performance. The Compensation Committee believes our management compensation programs contribute to our ability to differentiate our performance from others in the marketplace and thereby deliver shareholders superior value. Moreover, we believe that SBA’s overall executive compensation philosophy and programs are market competitive, performance-based and shareholder aligned. The three principles of our compensation philosophy are as follows:

Principles	Implementation
Total direct compensation levels should be sufficiently competitive to attract, motivate and retain the highest quality executives

Our Compensation Committee seeks to establish target total direct compensation (salary, annual incentive and long-term incentive) at up to 110% of the target total direct compensation at the 50th percentile (or median) of our Peer Group, providing our executives the opportunity to be competitively rewarded for our financial, operational and stock price growth. Total direct compensation opportunity (i.e., maximum achievable compensation) should increase with position and responsibility.

Performance-based and “at-risk” incentive compensation should constitute a substantial portion of total compensation

We seek to foster a pay-for-performance culture, with a significant portion of total direct compensation being performance-based and/or “at risk.” Accordingly, such portion should be tied to, and vary with, our financial, operational and stock price performance, as well as individual performance. We view two components of our total compensation program—annual incentive compensation and equity-based compensation—as being performance-based and/or “at risk.” Executives with greater responsibilities and the ability to directly impact our strategic and operational goals and long-term results should bear a greater proportion of the risk if these goals and results are not achieved. Therefore, the more senior the executive the greater the percentage of total compensation is in the form of performance-based and/or “at risk” compensation.

Long-term incentive compensation should align executives’ interests with our shareholders’ interests to further the creation of long-term shareholder value

Awards of equity-based compensation encourage executives to focus on our long-term growth and prospects and incentivize executives to manage our company from the perspective of owners with a meaningful stake, and to encourage them to remain with us for long and productive careers. Our stock ownership guidelines further enhance the incentive to create long-term shareholder value. Equity-based compensation also subjects our executives to market risk, a risk also borne by our shareholders.

This philosophy is the basis of the Compensation Committee’s decisions regarding each of the following three components of pay: base salary, annual incentive compensation and equity-based compensation, each of which is discussed in detail below.

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION SETTING PROCESS

The Compensation Committee does not decrease total direct compensation based upon realized or unrealized gains from prior compensation nor does it increase or decrease total direct compensation to compensate for stock price fluctuations. The Compensation Committee believes that doing so would reduce the motivation for continued high achievement and lower the correlation to gains or losses of our shareholders. Similarly, our severance and change in control arrangements, which we discuss later in this proxy statement under the heading “Potential Payments Upon Termination or Change-in-Control” on page 49, have not affected the Compensation Committee’s decisions regarding other components of compensation. Those arrangements serve very specific purposes that are unrelated to the determination of an NEO’s total direct compensation for a specific year.

In determining annual incentive compensation, the Compensation Committee calculates the actual results during the year on a constant currency basis (utilizing the budgeted exchange rates to eliminate the impact of movements in foreign currency) due to the belief that an individual should not benefit nor be penalized as a result of movements in foreign currency that are outside their control. No adjustments are made to equity-based compensation for movements in foreign currency exchange rates, consistent with the impact of such movements to our shareholders.

Compensation Setting Process

Annually, the Compensation Committee evaluates the design and competitiveness of SBA’s executive compensation program. As discussed above under the responsibilities of the Compensation Committee on page 16, the Compensation Committee has authority to retain compensation consultants, outside legal counsel and other advisors as it deems appropriate to assist in fulfilling its responsibilities. For 2017, the Compensation Committee selected and retained F.W. Cook & Co., Inc. (“FW Cook”) to:

•	review those companies that comprise our Peer Group and propose changes if necessary;

•	provide a competitive analysis of our compensation components for our NEOs against our 2017 Peer Group;

•	assist in the design of the executive compensation program and the determination of 2017 compensation for our NEOs;

•	perform a competitive analysis of compensation levels for non-employee directors and provide recommendations for our director compensation program; and

•	review this Compensation Discussion and Analysis.

FW Cook does not perform any other services for SBA other than its consulting services to the Compensation Committee. The Compensation Committee has reviewed the independence of FW Cook in light of SEC rules and Nasdaq Listing Standards regarding compensation consultants and has concluded that FW Cook’s work for the Compensation Committee during 2017 did not raise any conflict of interest and that FW Cook is independent.

Evaluating Compensation Program Design and Relative Competitive Position

At the beginning of the executive compensation setting process each year, the Compensation Committee, in consultation with its independent compensation consultant, determines the process by which it will ensure that SBA’s executive compensation is competitive. As in prior years, the Compensation Committee decided to maintain a peer group with companies from both the

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communications-related industry and the real estate investment trust (“REIT”) industry as the Compensation Committee continues to believe that using companies from these two industries is appropriate as it believes that each of these two industries have business characteristics that are similar to our business. Four of the communications-related peer companies have also elected REIT status (American Tower Corporation, Crown Castle International Corporation, Digital Realty Trust and Equinix). The primary size measures used in selecting companies for the Peer Group were revenue, EBITDA, market capitalization and enterprise value. In addition to reviewing the continued suitability of current peers, the Compensation Committee reviews evaluations from FW Cook which identifies potential candidates for addition to the group, based on US-based public companies in related industries and within 1/3X –3X SBA’s size relative to the identified measures.

For 2017, the Compensation Committee decided, with the recommendation of FW Cook, to maintain the same group of 20 peer companies that was used in 2016 (the “2017 Peer Group”) as this group of companies continues to align with SBA’s size and business profile, based on available public information in late 2016.

The table below sets forth the companies included within the 2017 Peer Group.

Communications Related Companies	REITS

• Akamai Technologies

• American Tower Corporation

• Crown Castle International Corp.

• Digital Realty Trust, Inc.

• Equinix, Inc.

• Lamar Advertising Company

• Level 3 Communications

• OUTFRONT Media Inc.

• U.S. Cellular

• Windstream Communications

• Avalonbay Communities, Inc.

• Boston Properties, Inc.

• Camden Property Trust

• Duke Realty Corporation

• Essex Property Trust, Inc.

• Kimco Realty Corporation

• The Macerich Company

• Prologis Inc.

• Ventas, Inc.

• Welltower, Inc.

The table below reflects SBA position compared to the 25th, median and 75th percentile of the 2017 Peer Group with respect to the four measures identified by the Compensation Committee.

	Most Recent Four Quarters/Quarter		June 30, 2016
Company	Revenue	EBITDA/FFO(1)	Market Cap	Ent. Value
75th Percentile	$3,753	$1,376	$24,998	$34,118
Median	2,383	928	15,463	21,952
25th Percentile	1,355	643	8,840	11,209
SBA Communications	$1,628	$1,077	$13,549	$21,917
-- Percent Rank	33%	58%	43%	50%

Data Source: S&P’s Capital IQ ($M)

(1)	Reflects EBITDA (most recently reported four quarters) for Communications peers and FFO (most recently reported fiscal year) for REIT peers.

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COMPENSATION DISCUSSION AND ANALYSIS  >  PROGRAM DESIGN AND COMPETITIVE POSITION

Once the 2017 Peer Group had been selected, the Compensation Committee began the 2017 executive compensation setting process by reviewing historical 2015 compensation data and estimated 2016 and 2017 target compensation levels of the 2017 Peer Group. The Compensation Committee sets target compensation in January and February of each year. Therefore, the historical compensation data available to the Compensation Committee is based principally upon the data available from each company’s prior year’s proxy statement (which reflects compensation paid for two years prior). As a result, the Compensation Committee also reviewed FW Cook’s estimated 2016 and 2017 target compensation levels for the 2017 Peer Group, which was based on an assessment of historical data, SEC filings made after the relevant proxy statements, and market intelligence on executive compensation trends. Estimated 2017 compensation levels assumed a five percent increase (based on a historical analysis of the Peer Group) to prior year base salaries, target bonus levels, and long-term incentive grants, unless a company had actually disclosed a different increase or reduction prior to the time that the 2017 Peer Group data was compiled.

The Compensation Committee compared (1) base salaries, (2) target total cash compensation (salary plus annual bonus target), (3) long-term incentive (“LTI”) awards and (4) target total direct compensation (“TDC”) (salary plus annual bonus target plus value of LTI payable to each NEO) to the 25th percentile, the median and 75th percentile target opportunity of the 2017 Peer Group. Traditionally, the Compensation Committee has sought to set target TDC at up to 110% of the 50th percentile (or median) of the target TDC of the relevant Peer Group. The Compensation Committee seeks to set base salaries and target total cash compensation moderately below the median of the Peer Group. The Compensation Committee then uses long-term incentive awards, being “at-risk”, to ensure that TDC is at the desired level. The Compensation Committee utilizes this comparative data to ensure that SBA is setting target compensation at a competitive level and, to the extent that SBA’s compensation diverges from the 110% of the median, that the Compensation Committee understands and is cognizant of such divergence.

Based upon the factors set forth above, the independent compensation consultant prepared a review of the compensation data for the 2017 Peer Group. The review indicated that SBA’s average base salaries and target total cash compensation were below the median of the 2017 Peer Group for each of the NEOs, while the average target TDC for our NEOs was 110% of the median of the target TDC of the 2017 Peer Group.

2018 Peer Group. In mid-2017, in preparation for the upcoming 2018 compensation setting process, the Compensation Committee requested that FW Cook reevaluate the companies that comprise the Peer Group to determine if the Peer Group continues to reflect the size and other characteristics of SBA. As a result of this evaluation, FW Cook recommended and the Compensation Committee approved the removal of Akamai Technologies from the Peer Group and the addition of Zayo Group, which had been identified as a closer comparator to SBA in terms of operations and capital structure. There were no changes to the REIT peers. The 2018 Peer Group continues to be comprised of 20 companies, 10 of which are communications-related companies and 10 of which are REITs. Relative to the new 2018 Peer Group, for the four most recent fiscal quarters and at June 30, 2017, (1) SBA’s revenue was between the 25th percentile and the median (2) SBA’s EBITDA was approximately at the median, (4) SBA’s market capitalization was slightly below the median and (5) SBA’s enterprise value was slightly above the median.

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Consideration of Shareholder Advisory Vote

As part of its compensation setting process, the Compensation Committee annually reviews and considers the results of the prior-year’s shareholder advisory vote on our executive compensation. The Compensation Committee believes that this advisory vote can provide useful feedback regarding whether shareholders believe that the Compensation Committee is achieving its goal of designing an executive compensation program that promotes the best interests of SBA and its shareholders by providing its executives with the appropriate compensation and meaningful incentives. In establishing the 2017 compensation program, the Compensation Committee took note that at the 2016 annual meeting 98% of the votes cast on the advisory vote supported SBA’s executive compensation program. The Compensation Committee took into consideration this overwhelming support in its decision to maintain the current compensation program and philosophy. The Compensation Committee intends to annually review the results of the advisory vote and will be cognizant of this feedback as it completes its annual review of each pay element and the total compensation packages for our NEOs.

Evaluating Company and NEO Performance

Annually, our CEO provides the Compensation Committee a performance assessment for each named executive officer, including himself, and a compensation recommendation for each named executive officer, other than himself. The performance assessment includes an analysis of SBA’s performance against each of its quantitative and qualitative metrics and an evaluation of the contributions of each NEO to such performance. Our CEO also reviews each executive’s three-year compensation history and current compensation data provided by our independent compensation consultant. On the basis of this evaluation, our CEO provides the Compensation Committee recommendations regarding base salary levels for the upcoming year, an evaluation of the extent to which the NEO met his annual incentive plan target, and the aggregate total long-term incentive value that each NEO should receive. In addition, the CEO offers his proposal for the performance metrics, relative weightings and threshold and target levels for our annual incentive compensation for the upcoming year.

Establishing Individual Executive Compensation Packages

The Compensation Committee conducts an annual review of the executive compensation packages. Based on this review, the Compensation Committee approves, after considering the CEO’s recommendations, the following:

•	base salary changes;

•	any amounts earned under the previous year’s annual incentive compensation program;

•	performance metrics, performance targets and annual bonus target under the annual incentive compensation program for the current year; and

•	annual long-term incentive awards.

The Compensation Committee also approves such compensation package components for the CEO.

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

Executive Compensation Components and 2017 Compensation Decisions

To achieve its compensation philosophy and objectives, the Compensation Committee has utilized three components of total direct compensation (“TDC”): (1) base salary, (2) annual incentive compensation and (3) equity-based incentive compensation, or LTI. As previously stated, we do not currently provide our NEOs with a pension plan, deferred compensation or other long term incentive compensation other than the ability to contribute their earnings to SBA’s 401(k) Plan.

As discussed further below, each element of our 2017 compensation program is intended to encourage and foster the following results and behaviors.

We designed our compensation program to provide executives the appropriate incentives to pursue quality long-term growth without encouraging inappropriate risk taking. As discussed below, under our program, our annual incentive opportunities are capped for each of our NEOs. We provide our equity-based incentive compensation component using a mix of equity instruments: one-third (1/3rd) of the award is granted in the form of restricted stock units and two-thirds (2/3rds) of the award is granted in the form of stock options. Providing a portion of long-term equity awards in the form of restricted stock units reduces the share dilution impact to shareholders and reduces the structural risk associated with providing one form of equity. However, two-thirds (2/3rds) of an executive’s equity-based compensation is still comprised of stock options, which generate realized value to the executive only if our stock price experiences long-term price appreciation. The mix of compensation components is reviewed annually.

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Total Direct Compensation Objectives/ structure behavioral focus fixes component base salary provides competitive level of fixed compensation approximately 20% or less of TDC for NEOs rewards core competence relative to level of responsibility, experience and contribution performance –based component Annual Incentive Compensation Provides at-risk variable pay opportunity for short-term performance Approximately 20% or less of TDC for NEOs Paid in cash Rewards on the basis of financial and operational results of SBA and the executive’s individual performance Equity-Based Incentive Compensation Provides at-risk variable pay opportunity for long-term performance Approximately 65%-75% of TDC for NEOs Paid in equity- 1/3 restricted stock units, 2/3 stock options Rewards on the basis of long-term performance of SBA Aligns executive compensation with creation of shareholder value Serves as a retention tool

COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

Base Salaries

Why we pay base salaries. The Compensation Committee believes that payment of competitive base salaries is an important element for attracting, retaining and motivating our executives. In addition, the Compensation Committee believes that having a certain level of fixed compensation allows our executives to dedicate their full-time business attention to our company. Each executive’s base salary is designed to provide the executive with a fixed amount of annual compensation that is competitive with the marketplace.

How base salaries are determined. To the extent that we have entered into an employment agreement with an NEO, such employment agreement provides a minimum level of base salary for the NEO. The Compensation Committee, however, is able to increase each officer’s salary as it deems appropriate. At the beginning of each fiscal year, the Compensation Committee reviews our CEO’s salary recommendations for each other NEO, and then establishes salaries for such year through Compensation Committee deliberations. When we set the base salaries for the NEOs, we consider a number of factors, including compensation market data discussed above, the position’s complexity and level of responsibility, the position’s importance in relation to other executive positions, and the assessment of the executive’s performance and other circumstances, including, for example, time in position. In addition, the Compensation Committee takes into consideration evaluations of each individual NEO, market changes and the economic and business conditions affecting SBA at the time of the evaluation.

2017 Base Salary Decisions. In early 2017, upon an evaluation of the 2016 Peer Group compensation data, the Compensation Committee decided to increase salaries by 7% for Mr. Stoops and to a range of 9% to 11% for our other NEOs.

Annual Incentive Compensation

Below is information regarding our annual incentive compensation program for our NEOs. Our annual incentive compensation program has traditionally consisted of an annual cash bonus payment that we award based on (1) achievement of company-wide annual performance measures and (2) a subjective evaluation of the executive’s contribution to SBA’s other financial, operational and qualitative metrics during the year. The Compensation Committee believes that by providing annual incentive compensation in the form of a cash bonus, it achieves an appropriate balance between cash (salary and annual incentive) and non-cash annual compensation for our NEOs.

Why we pay annual incentive compensation. The Compensation Committee believes that the annual incentive compensation program encourages executive officers to focus on those short-term financial, operational and qualitative performance metrics that will be the basis of long-term growth. The Compensation Committee annually reviews, and revises if necessary, the appropriateness of each of these performance metrics, their correlation to SBA’s overall growth strategy and the impact of such performance metrics on long-term shareholder value.

How annual incentive compensation awards are determined. Annual incentive compensation awards in 2017 were determined in five steps:

(1)	determination of the annual bonus target for each NEO, expressed as a percentage of base salary;

(2)	establishment of (a) the company-wide financial and/or operational performance metrics and (b) the other financial, operational and qualitative metrics for use in the subjective evaluation;

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

(3)	determination of the percentage of the annual bonus target that will be earned based upon (x) the company-wide performance metric(s) and (y) the subjective evaluation of the NEO;

(4)	approval of the minimum, budget, stretch and maximum levels of each performance metric for such year and the amount of annual bonus target that will be earned for achievement of such level; and

(5)	upon completion of the year, a review of SBA’s and the NEO’s performance against such performance metrics.

How performance is measured. At the end of each year, the Compensation Committee determines the level at which SBA met its company-wide performance metric(s). For 2017, achievement at the minimum level (set slightly below budget), entitled the NEO to approximately 50% of the amount of bonus earnable by the NEO for the applicable performance metric. Achievement at the budget level entitled the NEO to 75% of the amount of bonus earnable by the NEO for the applicable performance metric. Achievement at the stretch entitled the NEO to 100% of the amount of bonus earnable by the NEO for the applicable performance metric. Achievement at the maximum level entitled the NEO to 200% of the amount of bonus earnable by the NEO for the applicable performance metric. If SBA achieved between the minimum and the budget, between the budget and the stretch or between the stretch and maximum of any performance metric, the amount of the bonus payment with respect to that metric was calculated on a linear basis.

With respect to the subjective component of the annual cash incentive compensation, the Compensation Committee first determined the extent to which SBA met the selected financial, operational and qualitative metrics that were set at the beginning of the year and then evaluated, based on the CEO’s recommendation, the contribution that each executive made in the attainment of such metric. The subjective component, similar to the financial and/or operational performance metrics, was awarded a score, with approximately 50% being performance at the minimum level for which a bonus would be awarded, 75% for performance at budget or expected levels, 100% for an excellent year and 200% for an extraordinary year. This evaluation is inherently subjective and depends on an overall analysis of the effectiveness of the individual executive and his contribution to SBA’s performance.

2017 Annual Incentive Compensation Decisions

For 2017, the Compensation Committee modified the annual incentive compensation program design to increase the percentage of the bonus that was earned based on the achievement of financial metrics from 50% to 60% and divided accomplishment of that goal between Adjusted EBITDA and AFFO per share. Based on its evaluation of market competitiveness and its determination that the overwhelming percentage of the 2017 Peer Group as well as other public companies of similar size have bonus opportunities equal to 200% of the executive’s target, the Compensation Committee decided to increase the cap of the bonus opportunity from 100% to 200% of the annual bonus target. The bonus targets remained at 150% of base salary for Mr. Stoops and 100% for the other NEOs. Although the bonus opportunity was increased, the difficulty of the performance levels was maintained and the curve for performance rewarded was just extended. As a result, for each NEO:

•

30% of each NEO’s annual bonus target was based on the performance level of Annualized Adjusted EBITDA achieved. We continue to believe that Adjusted EBITDA is one of our most important performance metrics, used by investors, shareholders and creditors as an indicator of the performance of our core operations. Furthermore, Adjusted EBITDA is a metric that

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every NEO can impact and therefore serves as an appropriate measure of company-wide performance. Based on the growing contribution of our international operations, especially Brazil, to SBA’s overall results and the volatility of the Brazilian real, the Committee decided to measure Annualized Adjusted EBITDA on a constant currency basis utilizing Brazilian real and Canadian dollar exchange rates used in establishing the budget. The Committee believed that this would allow it to more accurately capture the operating results of the business as impacted by the NEO.

•	30% of each NEO’s annual bonus target was based on the performance level of AFFO per share achieved. Like many REITs, our investors look to AFFO per share as a, and perhaps the primary, metric that underscores the strength of our business. Furthermore, we have announced that our goal is to obtain $10.00 of AFFO per share by 2020. Consequently, with our conversion to a REIT in 2017, the Committee added this component to the annual incentive plan to align our executives’ compensation with this important shareholder metric. Based on the growing contribution of our international operations, especially Brazil, to SBA’s overall results and the volatility of the Brazilian real, the Committee decided to measure AFFO per share on a constant currency basis utilizing Brazilian real and Canadian dollar exchange rates used in establishing the budget. The Committee believed that this would allow it to more accurately capture the operating results of the business as impacted by the NEO.

•	40% of each NEO’s annual bonus target was based on an evaluation of the extent to which SBA met selected financial, operational and qualitative metrics and a subjective analysis of the contribution that each NEO made in the attainment of such metric. For 2017, these metrics included (i) institutional contribution, including cross-departmental collaboration, succession planning and improved business processes and communications, (ii) tower acquisitions and ground lease extensions and acquisitions, (iii) leasing results on owned towers, (iv) the financial and operational performance of SBA’s international operations, (v) total cash selling, general and administrative costs as a percentage of total cash revenue, and (vi) executive performance, which includes numerous areas of focus, based on the executive, including regulatory compliance, audit results and capital allocation. Based on his responsibilities, each NEO was assigned three to four of these financial, operational or qualitative metrics upon which he was evaluated.

The table below sets forth the performance levels set by the Committee for Annualized Adjusted EBITDA and AFFO per share for 2017 and the actual amount achieved in 2017.

(amounts in millions)	Minimum* (50%)	Budget* (75%)	Stretch* (100%)	Maximum* (200%)	Actual(3)
Annualized Adjusted EBITDA(1)	$1,149	$1,209	$1,269	$1,390	$1,225
AFFO per share(2)	$6.38	$6.72	$7.06	$7.73	$6.87
*	Financial targets disclosed in this section are done so in the limited context of our annual incentive compensation program and are not statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.
(1)	Annualized Adjusted EBITDA is defined as Adjusted EBITDA minus annual tower cash flow, plus four (4) times tower cash flow for the fourth quarter.
(2)

AFFO per share is defined as AFFO divided by the weighted number of shares outstanding, adjusted to include the dilutive effect of stock options and restricted stock units. AFFO (Adjusted Funds From Operations) is defined as FFO adjusted to remove the impact of non-cash straight-

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line leasing revenue, non-cash straight-line ground lease expense, non-cash compensation, changes in the non-cash portion of our reported tax position, non-real estate related depreciation, amortization and accretion, amortization of deferred financing costs and debt discounts, gain (loss) from extinguishment of debt, net, other (income) and expense, acquisition related adjustments and expenses, asset impairment and decommission costs, and non-discretionary cash capital expenditures. FFO (Funds From Operations) is defined as net income (loss) plus real estate related depreciation, amortization and accretion.
(3)	For purposes of determining annual incentive compensation, Annualized Adjusted EBITDA and AFFO per share are calculated on a constant currency basis utilizing the budgeted exchange rates for the Brazilian real and the Canadian dollar and exclude the impact of non-core income and expenses.

In early 2017, the Compensation Committee reviewed SBA’s Annualized Adjusted EBITDA and AFFO per share performance against the minimum, budget, stretch and maximum levels. The Compensation Committee determined that both Annualized Adjusted EBITDA and AFFO per share were above budget but below the stretch and that each NEO earned 81.5% and 85.7% of their respective opportunity for Annualized Adjusted EBITDA and AFFO per share results. In addition, the Compensation Committee reviewed the extent to which SBA met its other financial, operational and qualitative metrics and the contribution that each NEO made in attainment of such metric. In determining the subjective score earned by each NEO, the Compensation Committee highlighted the following results of SBA during 2017, among others:

•	Strong international tower acquisitions that significantly exceeded targets, although US acquisitions were below budgeted levels;

•	Material expansion of international operations, commencing operations in two new countries, while achieving strong financial results, specifically organic leasing results and Adjusted EBITDA, and operational results (new builds) that exceeded budgeted levels;

•	Successful completion of two debt financings aggregating $1.5 billion at attractive rates and terms and repricing of our term loans;

•	Superior ground lease purchases during the year that exceeded stretch performance levels, but with more success in the U.S. than internationally;

•	Strong lease-up results, continued development of positive relationships with wireless carriers and reduced churn;

•	Achieved reduction of cash SG&A as a percentage of cash revenue that exceeded budgeted levels;

•	Continued development of a strong corporate infrastructure to support our international growth;

•	Services segment profitability that significantly exceeded budgeted levels; and

•	Exemplary compliance and audit results.

The Compensation Committee then evaluated the contribution that each NEO made to these financial, operational and qualitative measures that the Compensation Committee believed strengthened SBA for the long-term and thereby created value for shareholders.

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

The table below sets forth, in dollars and percentages, the annual bonus target of each of our NEOs in 2017 and the annual incentive bonus earned by each NEO for his 2017 performance as a percentage of annual bonus target.

	Annual Bonus Target		Incentive Bonus Earned
Executive Officer	% of Base Salary	$	% of Annual Bonus Target	$
Jeffrey A. Stoops	150%	$1,200,000	100%	$1,200,000
Brendan T. Cavanagh	100%	$ 500,000	95%	$ 475,000
Kurt L. Bagwell	100%	$ 525,000	105%	$ 551,250
Thomas P. Hunt	100%	$ 525,000	95%	$ 498,750
Jason V. Silberstein	100%	$ 415,000	95%	$ 394,250

Equity-Based Compensation

Why we pay equity-based compensation. The Compensation Committee’s philosophy is that a majority of an executive’s compensation should be based directly upon the value of long-term incentive compensation in the form of restricted stock units and stock option awards so as to align the financial interests of our executives with those of our shareholders. The Compensation Committee believes that providing executives with the opportunities to acquire significant stakes in our growth and prosperity (through grants of equity-based compensation), while maintaining other components of our compensation program at competitive levels, will incentivize and reward executives for sound business management, develop a high-performance team environment, foster the accomplishment of short-term and long-term strategic and operational objectives and compensate executives for improvement in shareholder value, all of which are essential to our ongoing success.

How equity-based compensation is determined. Annually, the Compensation Committee evaluates the appropriate form and mix of equity-based compensation that SBA will grant as part of its long-term incentive compensation and approves the dollar value of long-term equity awards that will be granted to each NEO. In addition, the Compensation Committee approves the final list of equity award recipients.

Initially, the Compensation Committee reviews the various forms of equity that may be awarded, including stock options, restricted stock and other forms of equity-based compensation and receives reports from its compensation consultant with alternatives and recommendations. Since 2010, we have provided long-term incentive awards as follows: 1/3rd in the form of restricted stock units and 2/3rds in the form of stock options. Both the restricted stock unit awards and the stock options vest over four years. The Compensation Committee believes, and conversations with our largest shareholders reinforce, that stock options provide strong alignment with shareholder interests as options have no value unless our stock price increases, which benefits shareholders. The Compensation Committee believes that restricted stock units are also an important component of long-term incentive as they (1) facilitate our stock ownership program, (2) improve retention, (3) materially reduce projected future share usage in our equity compensation plans and (4) mitigate structural risk associated with using purely stock options as equity compensation. The Compensation Committee chose restricted stock units, rather than restricted stock, as it believed that NEOs should not receive voting rights or dividend rights until, and that the shares should be counted as outstanding only once, the award had vested. While the Compensation Committee believes that restricted stock unit awards are “at-risk,” they do not view them as performance-based. Consequently, to continue to ensure that a significant portion of

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

compensation continues to be performance-based, the Compensation Committee decided once again to limit restricted stock units to 1/3rd of the total value of the 2017 long-term equity incentive grant. Conversations with our largest shareholders indicate that our shareholders understand and support our current structure and use of equity as part of the executive compensation program.

The Compensation Committee then approves a target dollar value of the long-term incentive grants (“LTI Value”) for each NEO based on a review of the Peer Group analysis and an evaluation of the individual NEO’s responsibilities, contributions and performance in the prior year. Once a target LTI Value is approved, the Compensation Committee then determines (1) a target number of restricted stock units based on dividing one-third of the LTI Value by a derived price equal to the average closing price of our common stock in the two calendar months of January and February (the “derived price”) and (2) a target number of stock options by dividing two thirds of the LTI Value by the estimated compensation expense of an option under FASB ASC Topic 718 (successor to SFAS 123(R)) assuming a stock price equal to the derived price. However, the actual exercise price of a stock option is the closing price of the common stock on the date of grant, which determines the actual compensation expense under GAAP and the amount reflected in the Summary Compensation Table. The Compensation Committee believes that utilizing the two-month measurement period of January 1 through the end of February is appropriate because a two month reference period mitigates the potential short-term volatility of SBA’s stock price.

2017 Long-Term Incentive Awards. In February 2017, upon an evaluation of the 2017 Peer Group compensation data, the Compensation Committee approved slight increases to the LTI Value granted to certain of our NEOs based on market comparables. Specifically, the Compensation Committee approved the following restricted stock unit and stock option awards for our NEOs:

Officer	2016 Long-Term Incentive Target Value ($)	2017 Long-Term Incentive Target Value ($)	2017 Restricted Stock Units (#)	2017 Stock Options (#)
Jeffrey A. Stoops	5,612,000	5,700,000	17,823	173,635
Brendan T. Cavanagh	1,900,000	1,975,000	6,175	60,163
Kurt L. Bagwell	2,250,000	2,250,000	7,035	68,540
Thomas P. Hunt	2,250,000	2,250,000	7,035	68,540
Jason V. Silberstein	1,640,000	1,650,000	5,159	50,262

The stock options were granted on March 6, 2017 with an exercise price of $115.17. The actual grant date value of the restricted stock units and stock options granted to our NEOs is set forth under “Stock Awards” and “Option Awards” on the “Summary Compensation Table” later in this proxy statement.

Other Benefits

We do not provide pension, supplemental retirement benefits or material perquisites to our executives as they are not tied to performance. Consequently, “All Other Compensation” constitutes less than 0.5% of the total compensation paid during 2017 to our CEO and the average of our other NEOs’ compensation.

Our NEOs are eligible to participate in our active employee flexible benefits plans, which are generally available to all full-time employees. Under these plans, all employees are entitled to medical, vision, dental, life insurance and long-term disability coverage. All full-time employees are also entitled to

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

vacation, sick leave and other paid holidays. SBA also provides all full-time employees, including our NEOs, with a 75% match on their 401(k) contributions up to $4,000. In addition to the benefits provided to all full-time employees, SBA’s officers, including our NEOs, are provided supplemental medical reimbursement insurance. Supplemental medical reimbursement insurance reimburses the officer for co-pays, out-of-pocket expenses and most uncovered expenses. The Compensation Committee believes that SBA’s commitment to provide these employee benefits recognizes that the health and well-being of SBA’s NEOs contributes directly to a productive and successful work life that enhances results for SBA and its shareholders.

Severance and Change in Control Benefits

We currently have employment agreements with each of Messrs. Stoops, Cavanagh, Bagwell and Hunt that provide for certain severance payments and benefits if the executive’s employment terminates under certain circumstances, including as a result of, or following, a change in control. These severance and change in control severance benefits, as well as a summary of potential payments relating to these and other termination events, can be found under the heading “Potential Payments Upon Termination or Change-in-Control” on page 49.

Other Compensation Practices

Equity Grant Practices. It is the Compensation Committee’s practice to insure that equity awards are not impacted by the release of material non-public information. Traditionally, the Compensation Committee has granted employee and executive officer equity awards subsequent to the release of SBA’s annual financial and operational results. Commencing in 2009, the Compensation Committee adopted an equity grant policy which provides that annual employee grants will be made on the fourth business day in March, absent any material non-public information, in part to assure the prior public dissemination of our annual report on Form 10-K. The exercise price of a stock option will continue to be equal to the closing price of our common stock on the date of the grant.

Officer and Director Stock Ownership Guidelines. Our Stock Ownership Guidelines establish minimum equity ownership requirements for our CEO, our Executive Vice Presidents, each of our other officers and each member of our Board. The purposes of the Guidelines are to align the interests of those officers and directors with the interests of shareholders and further promote our commitment to sound corporate governance. The minimum required ownership is determined (i) with respect to each officer, as a multiple of the officer’s annual base salary as of the date of calculation and (ii) with respect to each director, as a multiple of the director’s annual retainer as of the date of calculation and, in each instance, then converted to a fixed number of shares. The minimum ownerships levels are as follows:

Position	Multiple of Base Salary or Annual Retainer
CEO	6x Base Salary
Executive Vice Presidents	3x Base Salary
Other Officer	1x Base Salary
Director	3x Annual Retainer

The Guidelines provide that (1) outstanding shares directly owned, (2) outstanding shares indirectly owned (but only to the extent that the officer or director has an economic interest in, or a voting right over, such shares) and (3) shares held in savings, retirement or deferred compensation plans may be

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

included in determining whether an officer or a director has met the minimum ownership requirement. Until such time as an officer or director has met his or her minimum required ownership, he or she must retain 100% of all shares, net of taxes, received from the settlement of restricted stock unit awards granted under our incentive plans. Shares that are used in determining if an officer or a director has met the minimum ownership requirements may not be pledged.

Prohibition on Hedging. Officers and directors are not permitted to enter into hedging arrangements with respect to shares of SBA Class A Common Stock that they beneficially own.

Tax Deductibility of Compensation

Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a $1 million limit on the amount that a public company may deduct for compensation paid to covered employees. However, prior to the adoption of the Tax Cuts and Jobs Act of 2017 (“Tax Act”), performance-based compensation, as defined in the tax law, was fully deductible if the programs were approved by shareholders and met other requirements. We believe that tax deductibility is only one factor to take into consideration in connection with executive compensation decisions. Consequently, during 2017 we made payments, such as restricted stock units or other payments under the annual incentive plan, that were not fully deductible when, in our judgment, such payments are necessary to achieve our compensation objectives and to protect shareholder interests. In December 2017, the U.S. tax code was amended by the Tax Act, restricting the availability of tax deductibility for executive compensation paid to our NEOs. The Committee is continuing to assess the impact of the Tax Act on our compensation programs.

Code Section 409A. Under Section 409A of the Code, amounts deferred by an NEO under a nonqualified deferred compensation plan (including certain severance plans) may be included in gross income when earned and subject to a 20% additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions. We administer our plans consistent with Section 409A requirements and have amended plan documents to reflect Section 409A requirements.

Code Sections 280G and 4999. Sections 280G and 4999 of the Code limit a public company’s ability to take a tax deduction for certain “excess parachute payments” (as defined in Sections 280G and 4999) and impose excise taxes on each executive that receives “excess parachute payments” in connection with his or her severance from a public company in connection with a change in control. The Compensation Committee considers, as one of many factors, the adverse tax liabilities imposed by Sections 280G and 4999, as well as other competitive factors, when it structures certain post-termination compensation payable to our NEOs. The potential adverse tax consequences to our company and/or the executive, however, are not necessarily determinative factors in such decisions.

Non-GAAP Reconciliation

This Compensation Discussion and Analysis includes the following non-GAAP financial measures: Annualized Adjusted EBITDA, Adjusted EBITDA Margin, AFFO per share, Tower Cash Flow, Tower Cash Flow Margin and Return on Invested Capital. Please see Appendix A of this proxy statement for a reconciliation of such measures.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on such review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted by the Compensation Committee of the Board,

The Compensation Committee

Jack Langer

Brian C. Carr

Duncan H. Cocroft

George R. Krouse, Jr.

March 20, 2018

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents certain summary information for the fiscal years ended December 31, 2017, 2016 and 2015 concerning compensation earned for services rendered in all capacities by our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers, in each instance whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2017. We refer to these officers collectively as our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Jeffrey A. Stoops	2017	800,000	2,052,675	4,139,923	1,200,000	12,746	(3)	8,205,344
President and	2016	750,000	1,903,302	3,868,283	562,500	11,570		7,095,655
Chief Executive Officer	2015	750,000	2,004,279	3,990,141	609,000	12,956		7,366,376

Brendan T. Cavanagh	2017	500,000	711,175	1,434,447	475,000	12,169	(3)	3,132,791
Executive Vice President and	2016	450,000	644,382	1,309,638	270,000	18,949		2,692,969
Chief Financial Officer	2015	450,000	678,517	1,350,886	293,000	9,764		2,782,167

Kurt L. Bagwell	2017	525,000	810,221	1,634,177	551,250	26,343	(3)	3,546,990
Executive Vice President and	2016	475,000	763,079	1,550,890	285,000	18,409		3,092,377
President – International	2015	475,000	803,481	1,599,756	333,000	6,987		3,218,223

Thomas P. Hunt	2017	525,000	810,221	1,634,177	498,750	13,061	(3)	3,481,209
Executive Vice President, Chief Administrative Officer and General Counsel	2016	475,000	763,079	1,550,890	285,000	-		3,073,968
	2015	475,000	803,481	1,599,756	380,000	108		3,258,344

Jason V. Silberstein	2017	415,000	594,163	1,198,381	394,250	15,369	(3)	2,617,161
Executive Vice President	2016	380,000	556,204	1,130,435	171,000	5,546		2,243,186
– Site Leasing	2015	380,000	585,698	1,166,020	179,000	6,538		2,317,256

(1)	The amounts in these columns do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. Instead the amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the restricted stock unit awards and the option awards, refer to Note 14 to our financial statements for the year ended December 31, 2017, which are included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

(2)	The amounts reported in this column reflect compensation earned for 2017, 2016 and 2015 performance under our annual cash incentive compensation program. We make payments under this program in the first quarter of the fiscal year following the fiscal year in which they were earned after finalization of our audited financial statements.

(3)	These amounts represent reimbursements for health insurance and medical expenses pursuant to our supplemental medical reimbursement program and company matching contributions to such named executive officer’s 401(k) plan.

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EXECUTIVE COMPENSATION > GRANTS OF PLAN-BASED AWARDS

Grants of Plan-Based Awards

The following table provides information about cash (non-equity) and equity incentive compensation awarded to our named executive officers in 2017 including: (1) the range of possible cash payouts under our annual incentive compensation program; (2) the grant date of equity awards; (3) the number of restricted stock units granted; (4) the number of underlying shares and exercise price of stock option grants; and (5) the grant date fair value of the restricted stock unit grants and stock option grants calculated in accordance with FASB ASC Topic 718. The restricted stock unit awards and stock option awards were granted under SBA’s 2010 Performance and Equity Incentive Plan, which is discussed in greater detail in this proxy statement under the caption “Compensation Discussion and Analysis.” The exercise price of all options was equal to the closing price of our Class A common stock on the date of grant.

Name	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)		Grant Date	All other stock awards: Number of shares of stock or units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant date fair value of stock and option awards ($)
	Threshold ($)	Target ($)(2)
Jeffrey A. Stoops	$600,000	$1,200,000	3/6/2017	17,823	173,635	$115.17	$6,192,598
Brendan T. Cavanagh	250,000	500,000	3/6/2017	6,175	60,163	$115.17	2,145,622
Kurt L. Bagwell	262,500	525,000	3/6/2017	7,035	68,540	$115.17	2,444,398
Thomas P. Hunt	262,500	525,000	3/6/2017	7,035	68,540	$115.17	2,444,398
Jason V. Silberstein	207,500	415,000	3/6/2017	5,159	50,262	$115.17	1,792,543

(1)	The amounts in these columns reflect potential payments of annual cash incentive compensation based on 2017 performance. The 2017 annual cash incentive payments were made in March 2018. The actual amounts paid under our annual cash incentive compensation program are the amounts reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	As described in the Compensation Discussion and Analysis section on page 25, each performance metric in the annual incentive compensation program has a minimum, budget, stretch threshold and maximum level, entitling the officer to 50%, 75%, 100% or 200% of the amount of annual incentive compensation allocated to such metric. An executive would be entitled to receive 100% of his annual cash incentive bonus target if SBA and the individual met each of the performance metrics at the stretch threshold.

(3)	This column represents the number of restricted stock units granted in 2017 to the named executive officers. These restricted stock units vest in four equal annual installments, beginning on March 6, 2018, the first anniversary of the grant date.

(4)	This column represents the number of stock options granted in 2017 to the named executive officers. These stock options vest and become exercisable ratably in four equal annual installments, beginning on March 6, 2018, the first anniversary of the grant date.

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EXECUTIVE COMPENSATION > NARRATIVE DISCLOSURE TO COMPENSATION TABLES

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

As discussed above under the caption “Compensation Discussion and Analysis,” we have entered into employment agreements with Messrs. Stoops, Cavanagh, Bagwell and Hunt in order to further our ability to retain their services as executive officers of SBA.

Material Terms of Employment Agreement with Mr. Stoops

Effective August 15, 2017, we renewed our employment agreement with Mr. Stoops. Mr. Stoops’ employment agreement provides for him to serve in his present position until December 31, 2020. Under the employment agreement, Mr. Stoops is entitled to receive a base salary and an annual cash bonus based on achievement of performance criteria established by the Board of Directors. For 2017, Mr. Stoops had a minimum annual bonus target equal to 150% of his 2017 base salary. The employment agreement also provides for noncompetition, noninterference, non-disparagement and nondisclosure covenants.

Material Terms of Employment Agreements with Messrs. Cavanagh, Bagwell and Hunt

Effective December 7, 2015, we renewed our employment agreements with Messrs. Cavanagh, Bagwell and Hunt. These employment agreements provide for each of Messrs. Cavanagh, Bagwell and Hunt to continue to serve in their present positions until December 31, 2018.

The employment agreements with each of Messrs. Cavanagh, Bagwell and Hunt provide that the executive is entitled to receive a minimum base salary, set at the rate in effect immediately prior to the effective date of the employment agreement, which amount may be increased by the Board, and that each executive officer will have a minimum target bonus opportunity, which may be increased by the Board. The 2017 annual bonus targets were set at 100% of annual base salary for each of Messrs. Cavanagh, Bagwell and Hunt. In addition, each of the employment agreements provides for noncompetition, noninterference, non-disparagement and nondisclosure covenants.

Terminations and Change in Control Provisions

Each of the employment agreements with Messrs. Stoops, Cavanagh, Bagwell and Hunt provide that upon termination of the executive’s employment without cause, or upon his resignation for good reason, he is entitled to receive certain benefits. A discussion of these benefits and how these provisions would be applied if any of Messrs. Stoops, Cavanagh, Bagwell, or Hunt had been terminated or if a change in control had occurred on December 31, 2017 can be found under the heading “Potential Payments Upon Termination or Change-in-Control” beginning on page 49. Such payments are subject to the executive’s execution of a full release and waiver of claims against SBA.

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EXECUTIVE COMPENSATION > OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and unvested restricted stock units for each named executive officer outstanding as of the end of the fiscal year ended December 31, 2017. Each stock option and restricted stock unit grant is shown separately for each named executive officer.

		Option Awards					Stock Awards
Name	Equity Award Grant Date	# of Securities Underlying Unexercised Options (#) exercisable	# of Securities Underlying Unexercised Options (#) unexercisable		Option Exercise Price ($)	Option Expiration Date	# of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)
Jeffrey A. Stoops	3/6/2012	106,450	-		47.52	3/6/2019	-	-
	3/6/2013	145,228	-		72.99	3/6/2020	-	-
	3/6/2014	131,646	43,883	(3)	95.53	3/6/2021	4,452	727,279
	3/5/2015	80,357	80,358	(3)	124.59	3/5/2022	8,044	1,314,068
	3/4/2016	50,403	151,211	(3)	96.58	3/4/2023	14,781	2,414,624
	3/6/2017	-	173,635	(3)	115.17	3/6/2024	17,823	2,911,565

		514,084	449,087				45,100	7,367,536

Brendan T. Cavanagh	3/4/2011	27,221	-		42.15	3/4/2018	-	-
	3/6/2012	28,999	-		47.52	3/6/2019	-	-
	3/6/2013	47,199	-		72.99	3/6/2020	-	-
	3/6/2014	45,441	15,147	(3)	95.53	3/6/2021	1,537	251,084
	3/5/2015	27,205	27,206	(3)	124.59	3/5/2022	2,723	444,829
	3/4/2016	17,064	51,194	(3)	96.58	3/4/2023	5,004	817,454
	3/6/2017	-	60,163	(3)	115.17	3/6/2024	6,175	1,008,748

		193,129	153,710				15,439	2,522,115

Kurt L. Bagwell	3/6/2012	9,123	-		47.52	3/6/2019	-	-
	3/6/2013	46,836	-		72.99	3/6/2020	-	-
	3/6/2014	54,796	18,266	(3)	95.53	3/6/2021	1,853	302,706
	3/5/2015	32,217	32,218	(3)	124.59	3/5/2022	3,225	526,836
	3/4/2016	20,208	60,624	(3)	96.58	3/4/2023	5,926	968,071
	3/6/2017	-	68,540	(3)	115.17	3/6/2024	7,035	1,149,238

		163,180	179,648				18,039	2,946,851

Thomas P. Hunt	3/4/2011	41,147	-		42.15	3/4/2018	-	-
	3/6/2012	44,908	-		47.52	3/6/2019	-	-
	3/6/2013	62,448	-		72.99	3/6/2020	-	-
	3/6/2014	54,796	18,266	(3)	95.53	3/6/2021	1,853	302,706
	3/5/2015	32,217	32,218	(3)	124.59	3/5/2022	3,225	526,836
	3/4/2016	20,208	60,624	(3)	96.58	3/4/2023	5,926	968,071
	3/6/2017	-	68,540	(3)	115.17	3/6/2024	7,035	1,149,238

		255,724	179,648				18,039	2,946,851

Jason V. Silberstein	3/6/2014	-	12,831	(3)	95.53	3/6/2021	1,302	212,695
	3/5/2015	23,482	23,483	(3)	124.59	3/5/2022	2,351	384,060
	3/4/2016	14,729	44,189	(3)	96.58	3/4/2023	4,320	705,715
	3/6/2017	-	50,262		115.17	3/6/2024	5,159	842,774

		38,211	130,765				13,132	2,145,244

(1)	The restricted stock units vest in four equal annual installments on the anniversary of the grant date.

(2)	The market value of the restricted stock units is calculated by multiplying the closing price of SBA’s Class A common stock on December 29, 2017 ($163.36) by the number of restricted stock units.

(3)	The stock options awarded pursuant to this stock option grant vest and become exercisable in four equal annual installments on the anniversary of the grant date.

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EXECUTIVE COMPENSATION > OPTION EXERCISES AND STOCK VESTED

Option Exercises and Stock Vested

The following table provides information concerning exercises of stock options and vesting of restricted stock units and the value realized on exercise of such stock options and vesting of restricted stock units on an aggregated basis during the fiscal year ended December 31, 2017 for each of the named executive officers.

	Option Awards			Stock Awards(1)
Name	# of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(2)	# of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Jeffrey A. Stoops	-		-	18,155	$2,087,462
Brendan T. Cavanagh	-		-	6,111	$ 702,643
Kurt L. Bagwell	-		-	7,485	$ 860,626
Thomas P. Hunt	36,342	(5)	$2,909,541	7,485	$ 860,626
Jason V. Silberstein	48,930		$2,193,474	5,282	$ 607,325

(1)	These columns reflect restricted stock units previously awarded to the named executive officers that vested during 2017.

(2)	The value realized on exercise for shares exercised is calculated by multiplying the number of shares times the difference between the closing price of Class A common stock on the date of exercise and the per share exercise price of the options.

(3)	Of these amounts, shares were withheld by us to cover tax withholding obligations as follows: Mr. Stoops, 7,118 shares; Mr. Bagwell, 3,150 shares; and Mr. Silberstein, 1,463 shares.

(4)	Calculated based on the closing price of SBA Class A common stock on the business day prior to the applicable vesting dates.

(5)	Mr. Hunt exercised the options and held all of the shares acquired upon exercise of the options.

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EXECUTIVE COMPENSATION > POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Potential Payments Upon Termination or Change-in-Control

Our employment agreements with Messrs. Stoops, Cavanagh, Bagwell and Hunt provide for severance payments under certain circumstances. The material terms of the severance provisions for the employment agreements in effect as of December 31, 2017 are as follows:

•	Covered terminations. The executive would receive severance payments if his employment were terminated (1) by SBA without cause or (2) by the executive for good reason, with the amount of such payments varying to the extent that such termination occurs either (A) on or after a change in control or (B) six months prior to a change in control if it is reasonably demonstrated that such termination was in contemplation of the change in control.

•	“Cause,” means any of the following events: (i) the officer’s willful, material violation of any law applicable to our business; (ii) the officer’s conviction of, or plea of “no contest,” to a felony; (iii) any willful perpetration by the officer of an act involving moral turpitude or common law fraud; (iv) any act of gross negligence by the officer in the performance of his duties; (v) any material violation by the officer of our Code of Ethics, or with respect to Mr. Stoops, our Code of Ethics and our Code of Conduct; (vi) any willful misconduct by the officer that is materially injurious to our company; (vii) the willful and continued failure or refusal of the officer to satisfactorily perform the duties reasonably required of him; (viii) any breach by the officer of provisions in his employment agreement relating to noncompetition, noninterference, non-disparagement and nondisclosure; or (ix) the indictment for any crime, whether a felony or misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or our property where such indictment has a material adverse impact on the officer’s ability to perform his duties.

•	“Good reason,” means any of the following events: (i) the officer’s position, title, duties, and reporting responsibilities in effect on the effective date become less favorable in any material respect, provided, however, that good reason will not have occurred if (1) the diminution in the officer’s position, duties or reporting responsibilities is solely and directly a result of SBA no longer being a publicly-traded company; (2) the event resulting in SBA no longer being a publicly-traded entity is a leveraged buyout, acquisition by a private equity fund and/or other similar “going private” transaction and is not as a result of the acquisition of SBA or its business by another operating company; and (3) the officer continues to hold the same position and title with SBA and no other act or omission has occurred that would constitute an event of good reason, (ii) a reduction in, or, in the case of Messrs. Cavanagh, Bagwell and Hunt, a change in the form of, the base salary, bonus, or material benefits, as of the effective date, other than an across-the-board reduction applicable to all of our senior executive officers; or (iii) the relocation, without the officer’s consent, of the officer’s principal place of business to a location that is more than 60 miles from the officer’s primary business location on the effective date.

•

A “change in control,” will be deemed to have occurred when (i) any person is or becomes the beneficial owner, directly or indirectly, of our securities representing 35% or more of the combined voting power of our then-outstanding securities; (ii) a majority of the Board of Directors is not constituted of (A) individuals who were on the Board as of the effective date (“Incumbent Directors”) and (B) any new director (other than a director whose initial assumption of office is in connection with an

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EXECUTIVE COMPENSATION > POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

actual or threatened election contest) whose appointment or election by the Board or nomination for election by our shareholders was approved or recommended by a vote of at least a majority of the Incumbent Directors; (iii) a merger or consolidation of our company is consummated, other than (A) a merger or consolidation which would result in our voting securities outstanding immediately prior to such merger or consolidation continuing to represent at least 50% of the combined voting power of the surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of our company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the combined voting power of our then outstanding securities; or (iv) our shareholders approve a plan of complete liquidation or dissolution of our company or there is consummated an agreement for the sale or disposition of all or substantially all of our assets, other than a sale or disposition of all or substantially all of our assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of our company in substantially the same proportions as their ownership of our company immediately prior to such sale.

•	Stoops Severance Payment. Upon the occurrence of a covered termination, Mr. Stoops would receive a severance payment equal to the sum of: (a) an amount equal to the pro rata portion of the minimum annual bonus target for the period of service in the year in which the termination or resignation occurs, and (b) an amount equal to the applicable multiple multiplied by the sum of Mr. Stoops’ (i) base salary for the year in which the termination or resignation occurs, (ii) Reference Bonus (as defined below) and (iii) Reference Benefits Value (as defined below). Mr. Stoops’ severance payment is payable in a lump sum. “Applicable multiple,” means two (2), in the event the termination occurs prior to a change in control of SBA, and three (3), in the event the termination occurs on or after a change in control of SBA. Reference Benefits Value means the greater of (x) $33,560 and (y) the value of all medical, dental, health, life, and other fringe benefit plans for the year in which the termination or resignation occurs. Reference Bonus means the greater of (i) 75% of Mr. Stoops’ minimum annual bonus target for the year in which the termination or resignation occurs and (ii) 100% of the bonus paid for the year immediately preceding the year in which the termination or resignation occurred.

•	Cavanagh, Bagwell and Hunt Severance Payment. Upon the occurrence of a covered termination, Messrs. Cavanagh, Bagwell and Hunt would receive a severance payment equal to the sum of: (a) an amount equal to the pro rata portion of the minimum annual bonus target for the period of service in the year in which the termination or resignation occurs, and (b) an amount equal to the applicable multiple multiplied by the sum of such officer’s (i) base salary for the year in which the termination or resignation occurs and (ii) the minimum annual bonus target. “Applicable multiple,” means one (1) in the event a termination or resignation occurs prior to a change in control of SBA, and two (2) in the event termination or resignation occurs on or after a change in control of SBA. Each of Messrs. Cavanagh’s, Bagwell’s and Hunt’s severance payment is payable in a lump sum.

•	Impact of termination upon Change in Control. Upon the occurrence of a change in control, the term of each of the employment agreements is extended three years in the case of Mr. Stoops, and the later of December 31, 2018 or two years in the case of each of Messrs. Cavanagh, Bagwell and Hunt.

•	Benefit continuation. For each of Messrs. Cavanagh, Bagwell and Hunt, basic employee benefits such as medical, dental and life insurance, but excluding the supplemental medical

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EXECUTIVE COMPENSATION > POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

reimbursement benefit, would be continued until the earlier of the applicable multiple of years from the date of termination or the date the officer becomes eligible for comparable benefits provided by a third party.

•	Excise tax. The employment agreements of each of Messrs. Stoops, Cavanagh, Bagwell and Hunt do not provide for gross-up payments. Pursuant to the employment agreements of each of Messrs. Stoops, Cavanagh, Bagwell and Hunt, in the event that any payments made in connection with a termination of employment would be subject to the excise tax imposed by Section 4999 of the Code, and if the reduction of the payments to an amount that would not be subject to the excise tax is greater than if the payment had not been reduced, then, subject to limitations, the payments would be reduced to such amount.

In addition to the severance payments that would be payable under our existing employment agreements, our options and restricted stock units granted prior to 2018 are subject to accelerated vesting upon a change in control. However, in 2017, we amended our 2010 Performance and Equity Incentive Plan to require that all future grants of options and restricted stock units to officers be subject to double-trigger acceleration. This means their vesting will only be accelerated after a change of control if the employment of such officers is terminated without cause or the officer resigns for good reason (1) within six months before such change in control, if the termination or resignation was in contemplation of the change in control, or (2) within twelve months after such change in control. Our CEO, Mr. Stoops, has voluntarily agreed to retroactively apply this double-trigger acceleration provision to all his outstanding equity awards.

Mr. Silberstein does not have an employment agreement, consequently the only payments and benefits that he would receive upon a change in control would be the benefit resulting from the acceleration of his unvested stock options and restricted stock units. As of December 31, 2016, the value of this acceleration would be $2,276,632 for Mr. Silberstein. The calculation of this acceleration is set forth in footnote 3 below.

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EXECUTIVE COMPENSATION > POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The estimated payments and benefits that would be provided to each of Messrs. Stoops, Cavanagh, Bagwell and Hunt, pursuant to their respective employment agreements, as a result of a termination for “good reason” or “without cause,” are set forth in the table below. Calculations for this table are based on the assumption that the termination for “good reason” or “without cause” took place on December 31, 2017.

Name and Type of Payment/Benefit	Payments Upon Termination for “good reason” or “without cause” not in connection with a Change in Control ($)	Payments Upon Termination for “good reason” or “without cause” in connection with a Change in Control ($)
Jeffrey A. Stoops
Base salary	$1,600,000	$ 2,400,000
Reference Bonus(1)	1,800,000	2,700,000
Pro Rata Bonus(2)	1,200,000	1,200,000
Value of accelerated equity awards(3)	-	31,924,941
Reference Benefits Value(4)	67,120	100,680

Total	4,667,120	38,325,621

Brendan T. Cavanagh
Base salary	$ 500,000	$ 1,000,000
Bonus	500,000	1,000,000
Pro Rata Bonus(2)	500,000	500,000
Value of accelerated equity awards(3)	-	10,922,303
Health/life insurance benefits	16,085	32,169

Total	1,516,085	13,454,472

Kurt L. Bagwell
Base salary	$ 525,000	$ 1,050,000
Bonus	525,000	1,050,000
Pro Rata Bonus(2)	525,000	525,000
Value of accelerated equity awards(3)	-	12,786,339
Health/life insurance benefits	16,701	33,402

Total	1,591,701	15,444,741

Thomas P. Hunt
Base salary	$ 525,000	$ 1,050,000
Bonus	525,000	1,050,000
Pro Rata Bonus(2)	525,000	525,000
Value of accelerated equity awards(3)	-	12,786,339
Health/life insurance benefits	16,245	32,490

Total	1,591,245	15,443,829

(1)	For purposes of the table, this amount reflects a payment equal to two times, in the event the termination occurs not in connection with a change in control, and three times, in the event the termination occurs in connection with a change in control, the amount equal to 75% of Mr. Stoops’ minimum annual bonus target for 2017 (the year in which the termination is deemed to have occurred).

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EXECUTIVE COMPENSATION > POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

(2)	For Messrs. Stoops, Cavanagh, Bagwell and Hunt, this amount was calculated based on their respective minimum annual bonus target for 2017, which was equal to 150%, 100%, 100% and 100% of each of Messrs. Stoops’, Cavanagh’s, Bagwell’s and Hunt’s base salary, respectively.

(3)	Represents the value of accelerated restricted stock units and stock options. The value of the accelerated restricted stock units is calculated by multiplying the closing price of SBA’s Class A common stock on December 29, 2017 ($163.36) by the number of unvested restricted stock units as of December 31, 2017. The value of the accelerated stock options reflects the excess of the market price of our Class A common stock on December 29, 2017 ($163.36) over the per share exercise price of any stock option which was unvested as of December 31, 2017. All options and restricted stock units granted before 2018 are subject to accelerated vesting upon a change in control, except those granted to Mr. Stoops, which are subject to double-trigger accelerated vesting, as described above. All options and restricted stock units granted to officers after 2017 will provide for double-trigger accelerated vesting upon a change in control, as described above. However, if the employment agreement of Messrs. Stoops, Cavanagh, Bagwell or Hunt were terminated for “good reason” or “without cause” not following a change in control, all unvested restricted stock units would be forfeited upon their termination of service and all stock options would be forfeited within 90 days of their termination of service.

(4)	For Mr. Stoops, this amount reflects a payment equal to two times, in the event the termination occurs not in connection with a change in control, and three times, in the event the termination occurs in connection with a change in control, the value of health and life insurance benefits and other fringe benefit plans and arrangements applicable to Mr. Stoops based on an amount of $33,560 under the terms of Mr. Stoops’ employment agreement.

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EXECUTIVE COMPENSATION > CEO PAY RATIO

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of our CEO, Jeffrey A. Stoops.

As of December 31, 2017, our employee population consisted of approximately 1,282 individuals working at SBA and its subsidiaries, of which approximately 978 are located in the United States and approximately 304 are located outside the United States. We selected December 31, 2017, the last day of our fiscal year, as the determination date for identifying the median employee.

To identify the median employee, we calculated the amount of annual total cash compensation paid to all of our employees (other than our CEO). We did not make any cost-of-living or other adjustments in identifying the median employee.

We calculated the 2017 total annual compensation of such employee in accordance with the requirements of the executive compensation rules for the Summary Compensation Table (Item 402(c)(2)(x) of Regulation S-K). Under this calculation, the median employee’s annual total compensation was $62,949.

Utilizing the same executive compensation rules, and consistent with the amount reported in the “Total” Column of our 2017 Summary Compensation Table in the Executive Compensation section above for our CEO, the annual total compensation of our CEO was $8,205,344. The resulting ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 130 to 1.

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PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Introduction

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive evaluation of the independent registered public accounting firm’s qualifications, performance and independence and whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee of the Board of Directors has appointed EY to continue to serve as our independent registered public accounting firm for the 2018 fiscal year. EY has served as our independent registered public accounting firm since 2002. In accordance with SEC rules and EY policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to us. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of our lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Audit Committee and with management.

The Audit Committee and the Board of Directors believe that the continued retention of EY as our independent registered public accounting firm is in the best interest of SBA and our shareholders, and we are asking our shareholders to ratify the selection of EY as our independent registered public accounting firm for 2018. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of EY to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event our shareholders do not ratify the appointment, the appointment may be reconsidered by the Audit Committee. Ratification of the appointment of EY to serve as our independent registered public accounting firm for the 2018 fiscal year will in no way limit the Audit Committee’s authority to terminate or otherwise change the engagement of EY for the 2018 fiscal year.

We expect a representative of EY to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

In connection with the audit of our 2018 financial statements and internal control over financial reporting, we entered into an agreement with EY which sets forth the terms by which EY performed audit services for us.

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PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees Paid to EY

We were billed for professional services provided with respect to fiscal years 2016 and 2017 by EY in the amounts set forth in the following table.

Services Provided	2016	2017
Audit Fees(1)	$2,549,803	$2,706,500
Audit-Related Fees	-	-
Tax Fees(2)	18,500	360,500
All Other Fees	-	-

Total	$2,568,303	$3,067,000

(1)	These professional services included (A) fees associated with (i) the audit of our annual financial statements (Form 10-K), (ii) reviews of our quarterly financial statements (Forms 10-Q), (iii) the audit of SBA’s internal control over financial reporting in connection with SBA’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and (iv) other statutory audits required for the years ended 2016 and 2017 and (B) $500,000 of fees in 2016 and $562,500 of fees in 2017 associated with (i) the preparation and review of our various documents relating to our tower securitizations in 2016 and 2017, (ii) consents to our registration statements filed in 2016 and 2017, including review of our various documents relating to our REIT conversion, and (iii) the preparation and review of documents relating to our debt offerings in 2016 and 2017, including the preparation of comfort letters.

(2)	These professional services included fees associated with (i) transfer pricing calculations, (ii) earnings and profits calculations, (iii) Section 382 analyses, (iv) reviews relating to REIT conversion and ongoing REIT testing, and (v) for 2017, $288,000 of fees for tax compliance services relating to tax returns.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board regarding auditor independence, the Audit Committee has responsibility for (i) appointing, (ii) negotiating, (iii) setting the compensation of and (iv) overseeing the performance of the independent registered public accounting firm. The Audit Committee’s policy requires that the Audit Committee must approve any audit or permitted non-audit service proposed to be performed by its independent auditors in advance of the performance of such service. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has not implemented a policy or procedure which delegates the authority to approve, or pre-approve, audit or permitted non-audit services to be performed by EY. In connection with making any pre-approval decisions, the Audit Committee must consider whether the provision of such permitted non-audit services by EY is consistent with maintaining EY’s status as our independent auditors.

Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by EY during fiscal year 2017, as described above.

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Audit Committee Report

The Audit Committee oversees the accounting and financial reporting processes of SBA on behalf of the Board of Directors. Management has primary responsibility for SBA’s financial statements, financial reporting process and internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of SBA’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and evaluating the effectiveness of internal controls and issuing reports thereon. The Audit Committee’s responsibility is to select the independent auditors and monitor and oversee the accounting and financial reporting processes of SBA, including SBA’s internal controls over financial reporting, and the audits of the financial statements of SBA.

During the course of 2017 and the first quarter of 2018, the Audit Committee regularly met and held discussions with management and the independent auditors. In the discussions related to SBA’s consolidated financial statements for fiscal year 2017, management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and the independent auditors the audited consolidated financial statements for fiscal year 2017, management’s annual report on internal control over financial reporting, the results of the independent auditor’s testing and the evaluation of SBA’s internal control over financial reporting and the independent auditor’s attestation report regarding management’s assessment of internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee discussed with the independent auditors those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee received from the independent auditors the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors that firm’s independence. In connection with this discussion, the Audit Committee also considered whether the provision of services by the independent auditors not related to the audit of SBA’s financial statements for fiscal year 2017 is compatible with maintaining the independent auditors’ independence. The Audit Committee’s policy requires that the Audit Committee approve any audit or permitted non-audit service proposed to be performed by its independent auditors in advance of the performance of such service.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the written disclosures and letter of the independent auditors provided to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2017 be included in SBA’s Annual Report on Form 10-K, for filing with the SEC.

See the portion of this proxy statement titled “Corporate Governance—Board Committees” beginning on page 15 for information on the Audit Committee’s meetings in 2017.

The Audit Committee

Kevin L. Beebe

Brian C. Carr

Mary S. Chan

Duncan H. Cocroft

March 22, 2018

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PROPOSAL 2 – AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above and the Compensation Committee Report above shall not be incorporated by reference into this proxy statement.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2018 fiscal year.

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PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the Dodd-Frank Act) requires us to provide our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our named executive officers. At the 2017 Annual Meeting, our shareholders voted in favor of holding our Say on Pay vote annually, which the Board subsequently approved. The next shareholder vote on the frequency of our advisory Say on Pay vote is expected to be held at our 2023 Annual Meeting.

We provide our shareholders with the opportunity to cast an annual advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany those tables. At the 2018 Annual Meeting, we are asking our shareholders to approve, on an advisory basis, the 2017 compensation of our named executive officers as disclosed in this proxy statement.

We encourage shareholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure on pages 25 to 49. As discussed in the Compensation Discussion and Analysis, we believe that our compensation policies and decisions are designed to incentivize and reward the creation of shareholder value. As the chart below demonstrates, our Total Shareholder Return (“TSR”) exceeded the TSR of the 2017 Peer Group which our Compensation Committee used to set executive compensation for the five year period ended December 31, 2017.

We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our shareholders. This balance is evidenced by the following:

•	We seek to foster a pay-for-performance culture, with a significant portion of total direct compensation being performance-based and/or “at risk,” meaning that such portion be tied to, and vary with, our financial, operational and stock price performance, as well as individual performance. For 2017, 90% of our CEO’s target total compensation and an average of 84% of our other named executive officers’ target total compensation was performance-based or equity-based;

•	Realized compensation for our executives is highly correlated to TSR;

•	We provide a balance of short-term and long-term compensation; our annual cash incentive bonus rewards the accomplishment of annual financial, operational and strategic goals, while our equity grants vest our executives’ financial interests in the long-term appreciation of our Class A common stock;

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PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

•	We have stock ownership guidelines that promote continued alignment of our executives’ interests with those of our shareholders and discourage excessive risk taking for short-term gains; and

•	We review and implement our executive compensation programs within a strong corporate governance environment, including a wholly-independent compensation consultant, independent legal counsel for our Compensation Committee and independent directors.

On the basis of the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure on pages 25 to 49 of this proxy statement, we are requesting that our shareholders vote on the following resolution:

RESOLVED, that the shareholders of SBA approve, on an advisory basis, the compensation of SBA’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in SBA’s 2018 Annual Meeting proxy statement.

Although this Say on Pay vote on executive compensation is non-binding, the Board and the Compensation Committee will review the results of the vote and will take into account the outcome of the vote when determining future executive compensation arrangements.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” adoption of the resolution approving the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section.

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PROPOSAL 4 – APPROVAL OF THE 2018 EMPLOYEE STOCK PURCHASE PLAN

Introduction

On February 16, 2018, our Board adopted the SBA Communications Corporation 2018 Employee Stock Purchase Plan (the “2018 ESPP”), subject to shareholder approval, to be effective the date of such shareholder approval. The 2018 ESPP is intended to replace the SBA Communications Corporation 2008 Employee Stock Purchase Plan, which expires in May 2018. The full text of the 2018 ESPP is set forth as Appendix B to this Proxy Statement, and the following description is qualified in its entirety by reference to that Appendix.

Summary of 2018 ESPP

Purpose. The purpose of the 2018 ESPP is (a) to provide our eligible employees and eligible employees of our designated subsidiaries a convenient way to become our shareholders, (b) to encourage employees to work in the best interests of our shareholders, (c) to support the recruitment and retention of qualified employees, and (d) to provide employees a way to accumulate long-term investments.

The 2018 ESPP includes a sub-plan (the “Statutory Plan”) designed to permit offerings of grants to employees of certain subsidiaries where such offerings are intended to satisfy the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) and also separate sub-plans (the “Non-Statutory Plans”) which permit offerings of grants to employees of certain subsidiaries which are not intended to satisfy the requirements of Section 423 of the Code. Offerings under the Non-Statutory Plans may be made to achieve desired tax objectives in foreign jurisdictions or to comply with the laws applicable to offerings in foreign jurisdictions.

Administration. The 2018 ESPP will be administered by the Compensation Committee. Subject to the provisions of the 2018 ESPP, the Compensation Committee is authorized to determine any questions arising in the administration, interpretation and application of the 2018 ESPP, and to make such rules and regulations as may be necessary to carry out its provisions (including changes to the features of the 2018 ESPP as may be necessary or appropriate to achieve a desired tax treatment in any foreign jurisdiction or to comply with the laws applicable to any subsidiaries).

Eligibility and Number of Shares. 300,000 shares of our Class A common stock may be purchased through the 2018 ESPP, subject to appropriate adjustments by the Compensation Committee in the event of certain changes in the outstanding shares of Class A common stock by reason of stock dividends, stock splits or other subdivisions, or other corporate changes such as reorganization or merger.

Any of our employees and the employees of any of our subsidiaries (including officers and any directors who are also employees) will be eligible to participate in the 2018 ESPP for any Option Period (as defined below) so long as, on the first day of such Option Period, the employee has been continuously employed for at least 90 consecutive days and the employee is employed at least 20 hours per week and for more than 5 months in any calendar year.

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PROPOSAL 4 – APPROVAL OF THE 2018 EMPLOYEE STOCK PURCHASE PLAN

However, employees who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) shall not be eligible to participate in the Statutory Plan if: (i) the grant of an option under the 2018 ESPP to such employee is prohibited under the laws of such jurisdiction; or (ii) compliance with the laws of such foreign jurisdiction would cause the Statutory Plan to violate the requirements of Section 423 of the Code.

Eligible employees may elect to become participants in the 2018 ESPP by delivering to us a written payroll deduction authorization on a form prescribed by us or a written notice of election to participate in the 2018 ESPP by lump sum payment on a form prescribed by us on the close of business on the fifth business day prior to the commencement of an Option Period.

No employee may participate in the 2018 ESPP if such employee would be deemed for purposes of the Code to own 5% or more of the total combined voting power or value of all classes of our stock. As of March 16, 2018, we had approximately 1,205 employees who were eligible to participate in the 2018 ESPP.

Offerings. The 2018 ESPP will operate with separate consecutive quarterly offerings with the following offering dates: May 31, August 31, November 30 and February 28 (February 29 in leap years) (each an “Offering Date”). The initial offering period shall start June 1, 2018 and end August 31, 2018. Option periods are the quarterly periods ending with each Offering Date, or March 1- May 31, June 1- August 31, September 1- November 30 and December 1- February 28 (29th in leap years), respectively, of each year (each an “Option Period”). Notwithstanding the foregoing, the Compensation Committee may establish (i) a different term for one or more future offerings and (ii) different commencing and ending dates for such offerings; provided, however, that in no event shall any offering exceed 27 months. In the event the first or the last day of an offering is not a regular business day, then the first day of the offering shall be deemed to be the next regular business day and the last day of the offering shall be deemed to be the last preceding regular business day.

Participation. An eligible employee who elects to participate in the 2018 ESPP will authorize us to make payroll deductions or will make a lump sum payment: (i) equal to at least 1% of his or her compensation as of the applicable Offering Date, and (ii) equal to at least $25.00 per pay period, if payroll deduction is selected. A participant may elect to stop participating in the 2018 ESPP during an Option Period by delivering to us a written notice of such early termination. Upon delivery of such notice, all future payroll deductions will cease or the participant will be relieved from any future lump sum payment obligations, as the case may be. Upon such early termination, a participant may elect to: (i) withdraw from the 2018 ESPP, or (ii) have amounts credited to his or her plan account for the purchase of our Class A common stock in a future Option Period. If a participant chooses to withdraw from the 2018 ESPP, we will refund the entire amount, if any, in his or her plan account to him within 21 days of our receipt of the notice of withdrawal. Any participant who withdraws from the 2018 ESPP will not be eligible to reenter the 2018 ESPP until the next succeeding Option Period.

Purchase of Stock. As of the applicable Offering Date, the amounts withheld for a participant in the 2018 ESPP will be used to purchase shares of our Class A common stock. The purchase price of each share will be equal to 85% of the Fair Market Value (as defined in the 2018 ESPP) of a share of Class A common stock on the Offering Date. All amounts so withheld will be used to purchase the number of shares of Class A common stock that can be purchased with such amounts at such price. On March 16, 2018, the closing price of a share of our Class A common stock reported on the Nasdaq Global Select Market was $168.69.

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PROPOSAL 4 – APPROVAL OF THE 2018 EMPLOYEE STOCK PURCHASE PLAN

No more than $25,000 in Fair Market Value (determined by the Fair Market Value of the Class A common stock at the time the option is granted) of shares of Class A common stock may be purchased by any participant for each calendar year under the 2018 ESPP. If purchases by all participants would exceed the number of shares of Class A common stock available for purchase under the 2018 ESPP, each participant will be allocated a ratable portion of such available shares. Any amount not used to purchase shares of Class A common stock will be refunded to the participant.

Shares of Class A common stock acquired by each participant will be electronically delivered to a brokerage account in the participant’s name with a broker. Each participant will be entitled to vote all shares held for the benefit of such participant in such brokerage account. Certificates for the number of shares of Class A common stock purchased by a participant will be issued and delivered to him or her only upon the request of such participant or his or her representative. We may in the future establish brokerage accounts with a different broker. We will advise the participants in advance of any change.

Change in Control. If we are merged or consolidated into another corporation, or if another corporation acquires all or substantially all of our assets or 50% or more of our then outstanding voting stock, or if we are liquidated or dissolved, the date of exercise with respect to outstanding options to purchase our Class A common stock will be accelerated to a new date preceding the effective date of such merger, consolidation, acquisition, liquidation or dissolution unless the Compensation Committee shall, in its sole discretion, provide for the assumption or substitution of such options in compliance with Section 424(a) of the Code.

Other Termination of Employment. If the employment of a participant terminates for any reason, including death, disability, termination for cause or termination without cause, or retirement, any remaining balance of the amounts previously withheld will be refunded to the participant or the participant’s estate within 21 days of the date the participant ceased to be eligible or was no longer employed by us or any of our subsidiaries. Upon payment to the participant, the participant’s beneficiary or estate of any remaining balance in his or her plan account, the participant’s interest in the 2018 ESPP and his or her option under the 2018 ESPP immediately terminate.

Rights Not Transferable. The rights of a participant under the 2018 ESPP are not transferable and are exercisable only by the participant during his or her lifetime. No right or interest of any participant in the 2018 ESPP may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution.

Amendment or Modification. The Board of Directors or the Compensation Committee may at any time amend, suspend or terminate the 2018 ESPP, provided that approval by our shareholders within 12 months (before or after) of action by our Board is required to (i) increase the number of shares to be reserved under the 2018 ESPP (except for adjustments by reason of stock dividends, stock splits, or other subdivisions), or (ii) change the designation or class of eligible employees.

Additionally, the Compensation Committee has the power to make, amend and repeal rules and regulations for the interpretation and administration of the 2018 ESPP. The Compensation Committee is also authorized to (i) change the Option Periods and Offering Dates under the 2018 ESPP and (ii) change or modify the method of participation in the 2018 ESPP by providing written notice to all employees 15 days prior to the applicable Offering Date.

Termination. The 2018 ESPP shall continue in effect for ten years after the date of shareholder approval, if such occurs. If shareholder approval is not obtained, then the 2018 ESPP and any grants

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PROPOSAL 4 – APPROVAL OF THE 2018 EMPLOYEE STOCK PURCHASE PLAN

made thereunder shall immediately terminate and be null and void. Notwithstanding the foregoing, the Board may at any time and for any reason suspend or terminate the 2018 ESPP. No termination may affect options previously granted, however the Board may terminate the 2018 ESPP on the last day of an offering, or may change the Option Period of an offering then in progress, if it determines that the termination or change is in our or our shareholders’ best interests, or if continuation of the 2018 ESPP or offering would cause us to incur adverse accounting charges.

Application of Funds. The proceeds we receive from the sale of our Class A common stock pursuant to options granted under the 2018 ESPP may be used for any corporate purposes.

Federal Tax Considerations. The following summarizes certain United States federal income tax considerations for employees participating in the 2018 ESPP and certain tax effects to SBA. This summary, however, does not address every situation that may result in taxation. For example, it does not discuss foreign, state, or local taxes, or any of the tax implications arising from a participant’s death. This summary is not intended as a substitute for careful tax planning, and each employee is urged to consult with and rely on his or her own advisors with respect to the possible tax consequences (federal, state, local and foreign) of exercising his or her rights under the 2018 ESPP. The 2018 ESPP is not subject to the provisions of the Employee Retirement Income Security Act of 1974 nor the provisions of Section 401(a) of the Code.

For U.S. federal income tax purposes, an employee does not realize income at the time of entry into the 2018 ESPP or purchase of a share. If no disposition of the shares is made within two years from the first day of an Option Period, or one year from the date the shares are purchased by the employee, upon subsequent disposition of the shares, the employee’s gross income for the taxable year in which the disposition occurs will include as ordinary income and not as capital gain an amount equal to the lesser of (i) the excess of the fair market value of the stock at the time of the disposition over the option price, or (ii) the excess of the fair market value of the share at the time of grant over the option price. No income tax deduction will be allowed SBA for shares purchased by the employee, provided such shares are held for the periods described above. If the shares are disposed of within the periods described above, the employee will recognize ordinary income for the taxable year of the disposition equal to the excess of the fair market value of the shares on the date of purchase over the price paid, and in these circumstances, SBA will be entitled to a deduction equal to the amount of ordinary income recognized by the employee.

New Plan Benefits. Participation in the 2018 ESPP is entirely within the discretion of the eligible employees. Because we cannot presently determine the participation levels by employees, the rate of contributions by employees and the eventual purchase price under the 2018 ESPP, it is not possible to determine the value of benefits which may be obtained by executive officers and other employees under the 2018 ESPP. Non-employee directors are not eligible to participate in the 2018 ESPP.

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PROPOSAL 4 – APPROVAL OF THE 2018 EMPLOYEE STOCK PURCHASE PLAN

Equity Compensation Plan Information

The following table summarizes information with respect to our compensation plans under which our equity securities are authorized for issuance as of December 31, 2017:

	Equity Compensation Plan Information As of December 31, 2017
	(in thousands, except exercise price)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in first column (a)
	(a)		(b)	(c)
Equity compensation plans approved by security holders
2001 Plan (1)	10		$28.86	-
2010 Plan	5,159	(2)	$93.76	7,541
Equity compensation plans not approved by security holders	-			-

Total	5,169		$93.63	7,541

(1)	This plan has been terminated, and we are no longer eligible to issue shares pursuant to the plan.

(2)	Included in the number of securities in column (a) is 328,200 restricted stock units, which have no exercise price. The weighted average exercise price of outstanding options, warrants, and rights (excluding restricted stock units) is $100.12.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the approval of the 2018 Employee Stock Purchase Plan.

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SECURITY OWNERSHIP

The table below shows the beneficial ownership as of March 16, 2018 of our Class A common stock held by each of the directors, nominees for director, named executive officers, all current directors and executive officers as a group and each person known to us to be the beneficial owner of more than 5% of our Class A common stock. As of March 16, 2018 we had 116,432,618 shares of Class A common stock outstanding.

Name	Number of Shares Beneficially Owned(1)		Percent of Class A Common Stock
Steven E. Bernstein	222,489	(2)	*
Jeffrey A. Stoops	1,570,656	(3)	1.3%
Kevin L. Beebe	31,523	(4)	*
Brian C. Carr	7,334	(5)	*
Mary S. Chan	11,083	(6)	*
Duncan H. Cocroft	97,593	(7)	*
George R. Krouse, Jr.	16,485	(8)	*
Jack Langer	25,647	(9)	*
Kurt L. Bagwell	335,186	(10)	*
Brendan T. Cavanagh	279,574	(11)	*
Thomas P. Hunt	475,876	(12)	*
Jason V. Silberstein	109,076	(13)	*
All current directors and executive officers as a group (13 persons)(14)	3,244,493	(15)	2.7%
BlackRock, Inc.	8,393,523	(16)	7.2%
The Vanguard Group	12,390,052	(17)	10.6%

* Less than 1% of outstanding shares.

Except as otherwise indicated, the address of each person named in this table is c/o SBA Communications Corporation, 8051 Congress Avenue, Boca Raton, Florida 33487.

(1)	In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options exercisable or restricted stock units that vest within 60 days after March 16, 2018 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other shareholders. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

(2)	This number includes (i) 165,142 shares owned by the Bernstein Limited Partnership II (“BLP II”), an entity controlled, in part, by Mr. Bernstein and (ii) 16,979 shares owned by the Steven E.

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SECURITY OWNERSHIP

Bernstein Family Foundation Inc. (the “Bernstein Family Foundation”), for which Mr. Bernstein serves as a director. This number also includes an aggregate of 10,127 shares of Class A common stock issuable pursuant to options that are exercisable or restricted stock units that vest within 60 days after March 16, 2018. Mr. Bernstein disclaims beneficial ownership of those shares owned by BLP II and the Bernstein Family Foundation, except to the extent of his pecuniary interest in BLP II. This number also includes 165,142 shares of Class A common stock which are pledged or held in a margin account, which was in compliance, as of March 16, 2018, with SBA’s policy on margining Class A common stock.

(3)	This number includes (i) an aggregate of 691,958 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 16, 2018, (ii) an aggregate of 20,225 shares of Class A common stock held by four different trusts, each for the benefit of one of Mr. Stoops’ four children, (iii) 489,863 shares owned by Calculated Risk Partners, L.P., a Delaware limited partnership (“CRLP”), of which Mr. Stoops and his spouse control the general partner, and (iv) 101,958 shares of Class A common stock held by a non-profit foundation (the “Foundation”), of which Mr. Stoops serves as the President and one of the two directors. Mr. Stoops disclaims beneficial ownership of the shares of Class A common stock held by the trusts and CRLP, except to the extent of his pecuniary interest in CRLP. Mr. Stoops disclaims beneficial ownership of those shares of Class A common stock held by the Foundation. This number also includes 691,821 shares of Class A common stock which are pledged or held in a margin account, which was in compliance, as of March 16, 2018, with SBA’s policy on margining Class A common stock. Mr. Stoops shares voting and investment power with respect to 858,473 shares of Class A common stock with his spouse.

(4)	This number includes 22,142 shares of Class A common stock issuable pursuant to options that are exercisable or restricted stock units that vest within 60 days after March 16, 2018.

(5)	This number includes 4,283 shares of Class A common stock issuable pursuant to options that are exercisable or restricted stock units that vest within 60 days after March 16, 2018.

(6)	This number represents 10,283 shares of Class A common stock issuable pursuant to options that are exercisable or restricted stock units that vest within 60 days after March 16, 2018.

(7)	This number includes 10,127 shares of Class A common stock issuable pursuant to options that are exercisable or restricted stock units that vest within 60 days after March 16, 2018. This number also includes 82,466 shares of Class A common stock which are pledged or held in a margin account, which was in compliance, as of March 16, 2018, with SBA’s policy on margining Class A common stock.

(8)	This number includes 6,485 shares of Class A common stock issuable pursuant to options that are exercisable or restricted stock units that vest within 60 days after March 16, 2018.

(9)	This number includes 8,484 shares of Class A common stock issuable pursuant to options that are exercisable or restricted stock units that vest within 60 days after March 16, 2018. This number also includes 14,883 beneficially owned shares of Class A common stock held by the Jack Langer 2012 Irrevocable Family Trust. The trustee of the trust is Mr. Langer’s spouse. Mr. Langer disclaims beneficial ownership of the securities held by the trust, except to the extent of his pecuniary interest therein.

(10)

This number includes 234,898 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 16, 2018. This number also includes 31,786 shares of Class A common stock held by trust pursuant to the Kurt L. Bagwell Revocable Trust Agreement, dated July 8, 1998 and as amended and restated June 29, 2007, for the benefit of

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SECURITY OWNERSHIP

Mr. Bagwell’s spouse. Mr. Bagwell is the trustee of the trust and has sole voting and investment power with respect to the 31,786 shares of Class A common stock. This number also includes 68,502 shares of Class A common stock held by the Kurt L. Bagwell 2017 Grantor Retained Annuity Trust, of which Mr. Bagwell is the trustee, and Mr. Bagwell has sole voting and investment power with respect to such shares.

(11)	This number includes 226,763 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 16, 2018.

(12)	This number includes 286,295 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 16, 2018. Mr. Hunt shares voting and investment power with respect to 189,581 shares of Class A common stock with his spouse. This number also includes 56,250 shares of Class A common stock which are pledged or held in a margin account, which was in compliance, as of March 16, 2018, with SBA’s policy on margining Class A common stock.

(13)	This number includes 90,078 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 16, 2018.

(14)	This number includes 61,971 shares beneficially owned by Mark Ciarfella, which includes 48,158 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 16, 2018.

(15)	This number includes 1,650,081 shares of Class A common stock issuable pursuant to options that are exercisable or restricted stock units that vest within 60 days after March 16, 2018.

(16)	According to the Schedule 13G filed on February 1, 2018, by BlackRock, Inc. (“BlackRock”), of the 8,393,523 shares of SBA’s Class A common stock beneficially owned, BlackRock has (a) sole voting power with respect to 7,363,608 shares, and (b) sole investment power with respect to all 8,393,523 shares. The principal business address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(17)	According to the Schedule 13G (Amendment No. 5) filed on February 12, 2018, by The Vanguard Group, Inc. (“Vanguard”), of the 12,390,052 shares of SBA’s Class A common stock beneficially owned, Vanguard has (a) sole voting power with respect to 188,208 shares, (b) sole investment power with respect to 12,169,212 shares, and (c) shared investment power with respect to 220,840 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 132,159 shares of SBA’s Class A common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 144,730 shares of SBA’s Class A common stock as a result of its serving as investment manager of Australian investment offerings. The principal business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

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OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and Nasdaq reports of ownership and changes in ownership of our Class A common stock. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based on the review of copies of such reports furnished to us and written representations that no other reports were required, we believe that, during the 2017 fiscal year, our executive officers, directors and greater than 10% beneficial owners timely complied with all Section 16(a) filing requirements applicable to them, except that, due to an administrative oversight, a Form 4 for each of Messrs. Beebe, Bernstein, Carr, Cocroft, Krouse, and Langer was not timely filed to report the vesting of a restricted stock unit award granted in 2015.

Shareholder Proposals and Director Nominations for 2019 Annual Meeting

Shareholder proposals and director nominations pursuant to the advance notice provision or proxy access provision in our Bylaws should be sent to SBA at the address set forth in the Notice. To be considered for inclusion in SBA’s proxy statement for the 2019 Annual Meeting of Shareholders, the deadline for submission of shareholder proposals, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, is December 5, 2018. Additionally, pursuant to the advance notice provision in our Bylaws, SBA must receive notice of any shareholder proposal or nomination for election as director to be submitted at the 2019 Annual Meeting of Shareholders, but not required to be included in our proxy statement, no earlier than December 18, 2018 and no later than January 17, 2019. Our Bylaws and Annex B of the NCG Committee charter set forth the information that is required in a written notice of a shareholder proposal. Eligible stockholders who do not seek to use the advance notice provision for nomination of directors in Article I, Section 19 of our Bylaws, but who instead intend to nominate a person for election as director under the proxy access provision in our Bylaws, must comply with the provisions of and provide notice to us in accordance with Article I, Section 20 of our Bylaws. We must receive the required notice and information specified in Article I, Section 20 no later than December 5, 2018. The persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

List of Shareholders Entitled to Vote at the Annual Meeting

The names of shareholders of record entitled to vote at the Annual Meeting will be available at our corporate office for a period of 10 days prior to the Annual Meeting and continuing through the Annual Meeting.

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OTHER MATTERS

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our stock and obtaining the proxies of those owners.

Communication with SBA’s Board of Directors

Shareholders may communicate with the Board of Directors by directing their communications in a hard copy (i.e., non-electronic) written form to the attention of one or more members of the Board of Directors, or to the Board of Directors collectively, at our corporate office located at 8051 Congress Avenue, Boca Raton, Florida 33487. A shareholder communication must include a statement that the author of such communication is a beneficial or record owner of shares of Class A common stock of SBA. Our Corporate Secretary will review all communications meeting the requirements discussed above and will remove any communications relating to (i) the purchase or sale of products or services, (ii) communications from landlords relating to our obligations or the obligations of one of our subsidiaries under a lease, (iii) communications from tenants relating to our obligations or the obligations of one of our subsidiaries under a lease, (iv) communications from suppliers or vendors relating to our obligations or the obligations of one of our subsidiaries to such supplier or vendor, (v) communications from opposing parties relating to pending or threatened legal or administrative proceedings regarding matters not related to securities law matters or fiduciary duty matters, and (vi) any other communications that the Corporate Secretary deems, in his or her reasonable discretion, unrelated to the business of SBA. The Corporate Secretary will compile all communications not removed in accordance with the procedure described above and will distribute such qualifying communications to the intended recipient(s). A copy of any qualifying communications that relate to our accounting and auditing practices will also be sent directly to the Chair of the Audit Committee, whether or not it was directed to such person.

Available Information

We maintain an internet website at www.sbasite.com. Copies of the Committee charters of each of the Audit Committee, Compensation Committee and NCG Committee, together with certain other corporate governance materials, including our Code of Ethics and Code of Conduct, can be found under the Investor Relations—Corporate Governance section of our website at www.sbasite.com, and such information is also available in print to any shareholder who requests it through our Investor Relations department at the address below.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2017 Form 10-K as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investor Relations—Corporate Governance section of our internet website at www.sbasite.com. A request for a copy of such report should be directed to SBA Communications Corporation, 8051 Congress Avenue, Boca Raton, Florida 33487, Attention: Investor Relations. A copy of any exhibit to the 2017 Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to Investor Relations.

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OTHER MATTERS

Electronic Delivery

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our proxy statement and annual report online on or about April 4, 2018. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact our transfer agent, Computershare Trust Company, N.A. in writing: 210 Quality Circle, Suite 210, College Station, TX 77845, or by telephone: in the U.S., (800) 446-2617; outside the U.S., (781) 575-4706.

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact Computershare as indicated above. Beneficial shareholders can request information about householding from their nominee

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APPENDIX A – GAAP TO NON-GAAP RECONCILIATIONS

Appendix A

GAAP to Non-GAAP Reconciliations

For more information regarding the measures included in this Exhibit A, please see our Current Report on Form 8-K dated February 26, 2018.

Tower Cash Flow and Tower Cash Flow Margin

We believe that Tower Cash Flow and Tower Cash Flow Margin are indicators of the performance of our site leasing operations. The tables below set forth the reconciliation of Tower Cash Flow to its most comparable GAAP measurement.

	For the year ended December 31,
	2017	2016	2015	2014	2013
	(in thousands)
Site leasing revenue	$1,623,173	$1,538,070	$1,480,634	$1,360,202	$1,133,013
Non-cash straight-line leasing revenue	(16,419)	(31,650)	(49,064)	(56,866)	(65,611)

Cash site leasing revenue	1,606,754	1,506,420	1,431,570	1,303,336	1,067,402
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(359,527)	(342,215)	(324,655)	(301,313)	(270,772)
Non-cash straight-line ground lease expense	30,850	34,708	34,204	36,271	33,621

Tower Cash Flow	$1,278,077	$1,198,913	$1,141,119	$1,038,294	$830,251

Tower Cash Flow Margin	79.5%	79.6%	79.7%	79.7%	77.8%

	For the quarter ended
	12/31/2017	12/31/2016	12/31/2015	12/31/2014	12/31/2013
	(in thousands)
Site leasing revenue	$414,084	$393,609	$368,452	$361,421	$292,525
Non-cash straight-line leasing revenue	(3,979)	(6,695)	(9,963)	(14,133)	(14,721)

Cash site leasing revenue	410,105	386,914	358,489	347,288	277,804
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(90,457)	(86,606)	(81,357)	(78,264)	(66,844)
Non-cash straight-line ground lease expense	7,389	8,097	8,410	8,901	6,635

Tower Cash Flow	$327,036	$308,405	$285,542	$277,925	$217,595

Annualized Tower Cash Flow for the quarter ended	$1,308,144	$1,233,620	$1,142,168	$1,111,700	$870,380

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APPENDIX A – GAAP TO NON-GAAP RECONCILIATIONS

Adjusted EBITDA, Annualized Adjusted EBITDA and Annualized Adjusted EBITDA Margin

We believe that Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin are useful indicators of the financial performance of our core businesses. The tables below set forth the reconciliation of Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA margin to their most comparable GAAP measurement.

Adjusted EBITDA

	For the year ended December 31,
	2017	2016	2015	2014	2013
	(in thousands)
Net income (loss)	$103,654	$76,238	$(175,656)	$(24,295)	$(55,909)
Non-cash straight-line leasing revenue	(16,419)	(31,650)	(49,064)	(56,867)	(65,611)
Non-cash straight-line ground lease expense	30,850	34,708	34,204	36,271	33,621
Non-cash compensation	38,249	32,915	28,748	22,671	17,205
Loss from extinguishment of debt, net	1,961	52,701	783	26,204	6,099
Other (income ) / expense	2,418	(94,278)	139,137	(10,628)	(31,138)
Acquisition related adjustments and expenses	12,367	13,140	11,864	7,798	19,198
Asset impairment and decommission costs	36,697	30,242	94,783	23,801	28,960
Interest income	(11,337)	(10,928)	(3,894)	(677)	(1,794)
Interest expense(1)	348,568	352,510	343,025	337,284	313,696
Depreciation, accretion, and amortization	643,100	638,189	660,221	627,072	533,334
Provision (benefit) for taxes (2)	14,026	12,708	10,827	10,120	(492)
Income from discontinued operations	-	-	-	-	-

Adjusted EBITDA	$1,204,134	$1,106,495	$1,094,777	$998,754	$797,169

Oi Reserve (3)	-	16,498	-	-	-

Adjusted EBITDA net of the Oi Reserve	$1,204,134	$1,122,993	$1,094,777	$998,754	$797,169

(1)	Interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.

(2)	Provision (benefit) for taxes includes $789, $1,643, $1,766, $1,485, and $817 of franchise taxes reflected in selling, general, and administrative expenses on the Consolidated Statement of Operations for the year ended 2017, 2016, 2015, 2014, and 2013, respectively.

(3)	Oi Reserve represents a bad debt provision related to amounts owed or potentially owed by Oi S.A. as of June 20, 2016, the date Oi S.A. filed a petition for judicial reorganization in Brazil.

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APPENDIX A – GAAP TO NON-GAAP RECONCILIATIONS

Annualized Adjusted EBITDA

	For the quarter ended
	12/31/2017	12/31/2016	12/31/2015	12/31/2014	12/31/2013
	(in thousands)
Net income (loss)	$7,660	$5,256	$31,019	$388	$(19,164)
Non-cash straight-line leasing revenue	(3,979)	(6,695)	(9,963)	(14,133)	(14,721)
Non-cash straight-line ground lease expense	7,389	8,097	8,410	8,901	6,635
Non-cash compensation	9,355	8,163	6,845	5,440	4,195
Loss from extinguishment of debt, net	-	18,189	783	1,124	336
Other (income ) / expense	18,636	(2,139)	(39,572)	9,758	3,736
Acquisition related adjustments and expenses	5,510	4,167	4,380	(2,930)	7,821
Asset impairment and decommission costs	10,789	7,063	20,598	10,247	12,555
Interest income	(2,689)	(3,224)	(1,610)	(249)	(182)
Total interest expense	92,403	84,063	89,561	81,644	77,469
Depreciation, accretion and amortization	162,643	158,554	161,461	162,214	133,328
Provision for taxes	2,347	5,523	2,411	4,288	(2,628)
Income from discontinued operations	-	-	-	-	-

Adjusted EBITDA	$310,064	$287,017	$274,323	$266,692	$209,380

Annualized Adjusted EBITDA	$1,240,256	$1,148,068	$1,097,292	$1,066,768	$837,520

Annualized Adjusted EBITDA Margin

	For the quarter ended
	12/31/2017	12/31/2016	12/31/2015	12/31/2014	12/31/2013
	(in thousands)
Annualized Adjusted EBITDA	$1,240,256	$1,148,068	$1,097,292	$1,066,768	$837,520

Total revenues for three months ended	443,073	416,505	406,941	404,734	335,396
Non-cash straight-line leasing revenue for three months ended	(3,979)	(6,695)	(9,963)	(14,133)	(14,721)

Cash site leasing revenue for three months ended	439,094	409,810	396,978	390,601	320,675

Annualized Adjusted EBITDA Margin	70.6%	70.0%	69.1%	68.3%	65.3%

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APPENDIX A – GAAP TO NON-GAAP RECONCILIATIONS

Funds From Operations, Adjusted Funds From Operations and Adjusted Funds From Operations per Share

We believe that FFO, AFFO, and AFFO per share provide investors useful indicators of the financial performance of our core business. The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement.

	For the year ended December 31,
	2017	2016	2015	2014	2013
	(in thousands)
Net income (loss)	$103,654	$76,238	$(175,656)	$(24,295)	$(55,909)
Less: Net loss from discontinued operations	-	-	-	-	-
Real estate related depreciation, amortization and accretion	639,219	632,985	653,990	621,208	528,730
Adjustments for unconsolidated joint ventures(1)	1,640	-	-	-	-

FFO	$744,513	$709,223	$478,334	$596,913	$472,821

Adjustments to FFO:
Non-cash straight-line leasing revenue	(16,419)	(31,650)	(49,064)	(56,867)	(65,611)
Non-cash straight-line ground lease expense	30,850	34,708	34,204	36,271	33,621
Non-cash compensation	38,249	32,915	28,747	22,671	17,205
Adjustment for non-cash portion of tax provision(2)	(3,961)	1,409	2,211	2,705	(6,503)
Non-real estate related depreciation, amortization and accretion	3,882	5,204	6,031	5,862	4,603
Amortization of deferred financing costs and debt discounts	24,819	23,339	20,659	44,684	64,645
Interest deemed paid upon conversion of convertible notes	-	-	-	7,537	4,195
Loss from extinguishment of debt, net	1,961	52,701	783	26,204	6,099
Other (income) expense	2,418	(94,278)	139,137	(10,628)	(31,138)
Acquisition related adjustments and expenses	12,367	13,140	11,863	7,798	19,198
Asset impairment and decommission costs	36,697	30,242	94,783	23,801	28,960
Non-discretionary cash capital expenditures	(35,225)	(32,452)	(33,600)	(27,243)	(18,980)

Adjustments for unconsolidated joint ventures(1)	349	-	-	-	-

AFFO	$840,500	$744,501	$734,088	$679,709	$529,115

Oi Reserve	-	16,498	-	-	-

AFFO net of the Oi Reserve	840,500	760,999	734,088	679,709	529,115

Weighted average number of common shares(3)	121,022	125,144	128,918	130,061	129,033

AFFO per share	$6.95	$5.95	$5.69	$5.23	$4.10

AFFO per share net of the Oi reserve	$6.95	$6.08	$5.69	$5.23	$4.10

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APPENDIX A – GAAP TO NON-GAAP RECONCILIATIONS

(1)	Adjustments for unconsolidated joint ventures represent (a) with respect to the calculation of FFO, that portion of the joint ventures’ depreciation, amortization and accretion to the extent included in our net income and (b) with respect to the calculation of AFFO, that portion of the joint ventures’ straight-line leasing revenue and ground lease expense, other (income) expense and acquisition related adjustments and expenses, in each case to the extent included in our net income.

(2)	Removes the non-cash portion of the tax provision for the period specified.

(3)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Return on Invested Capital

We believe that Return on Invested Capital (“ROIC”) is useful to investors as a measure of the effectiveness of the use of capital in our operations. The table below sets forth the reconciliation of ROIC.

	For the year ended December 31,
	2017	2016	2015	2014	2013
	(in thousands)
Adjusted EBITDA	$1,204,134	$1,122,993(1)	$1,094,777	$998,754	$797,169
Less: Cash taxes	(17,987)	(11,299)	(8,617)	(7,401)	(6,011)
Numerator	$1,186,147	$1,111,694	$1,086,160	$991,353	$791,158

Historical Gross Property and Equipment	5,795,636	5,490,325	5,179,356	4,842,784	4,363,339
Historical Gross Intangibles	6,090,555	5,761,678	5,435,396	5,510,211	4,372,947

Denominator	$11,886,191	$11,252,003	$10,614,752	$10,352,995	$8,736,286

Return on Invested Capital	10.0%	9.9%	10.2%	9.6%	9.1%

(1)	Excludes Oi Reserve.

SBA Communications Corporation  |  2018 Proxy Statement  A-5

APPENDIX B – 2018 EMPLOYEE STOCK PURCHASE PLAN

SBA COMMUNICATIONS CORPORATION

2018 EMPLOYEE STOCK PURCHASE PLAN

This SBA Communications Corporation 2018 Employee Stock Purchase Plan (the “Plan”) is effective as of the Effective Date.

1. Purpose and Structure of the Plan and its Sub-Plans.

1.1 The purpose of this Plan is (a) to provide eligible employees of the Company and Participating Companies who wish to become shareholders in the Company a convenient method of doing so, (b) to encourage employees to work in the best interests of shareholders of the Company, (c) to support recruitment and retention of qualified employees, and (d) to provide employees an advantageous means of accumulating long-term investments. It is believed that employee participation in the ownership of the business will be to the mutual benefit of both the employees and the Company. This Plan document is an omnibus document which includes a sub-plan (“Statutory Plan”) designed to permit offerings of grants to employees of certain Subsidiaries that are Participating Companies where such offerings are intended to satisfy the requirements of Section 423 of the Code (although the Company makes no undertaking nor representation to obtain or maintain qualification under Section 423 for any Subsidiary, individual, offering or grant) and also separate sub-plans (“Non-Statutory Plans”) which permit offerings of grants to employees of certain Participating Companies which are not intended to satisfy the requirements of Section 423 of the Code. Section 6 of the Plan sets forth the maximum number of shares to be offered under the Plan (and its sub-plans), subject to adjustments as permitted under Sections 18 and 19.

1.2 The Statutory Plan shall be a separate and independent plan from the Non-Statutory Plans, provided, however, that the total number of shares authorized to be issued under the Plan applies in the aggregate to both the Statutory Plan and the Non-Statutory Plans. Offerings under the Non-Statutory Plans may be made to achieve desired tax or other objectives in particular locations outside the United States of America or to comply with local laws applicable to offerings in such foreign jurisdictions. Offerings under the Non-Statutory Plans may also be made to employees of entities that are not Subsidiaries.

1.3 All employees who participate in the Statutory Plan shall have the same rights and privileges under such sub-plan except for differences that may be mandated by local law and are consistent with the requirements of Code Section 423(b)(5). The terms of the Statutory Plan shall be those set forth in this Plan document to the extent such terms are consistent with the requirements for qualification under Code Section 423. The Administrator may adopt Non-Statutory Plans applicable to particular Participating Companies or locations that are not participating in the Statutory Plan. The terms of each Non-Statutory Plan may take precedence over other provisions in this document, with the exception of Sections 6, 18 and 19 with respect to the total number of shares available to be offered under the Plan for all sub-plans. Unless otherwise superseded by the terms of such Non-Statutory Plan, the provisions of this Plan document shall govern the operation of such Non-Statutory Plan. Except to the extent expressly set forth herein or where the context suggests otherwise, any reference herein to “Plan” shall be construed to include a reference to the Statutory Plan and the Non-Statutory Plans.

2. Definitions.

2.1 “Account” means the funds accumulated with respect to an individual employee as a result of deductions from such employee’s paycheck or lump sum payments made by such employee (or

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APPENDIX B – 2018 EMPLOYEE STOCK PURCHASE PLAN

otherwise as permitted in certain circumstances under the terms of the Plan) for the purpose of purchasing Class A Common Stock under this Plan. The funds allocated to an employee’s Account shall be deposited in the Company’s general corporate accounts and may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate or otherwise set apart such funds allocated to an employee’s Account from any other corporate funds, except to the extent such commingling may be prohibited by the laws of any applicable jurisdiction.

2.2 “Administrator” means the Committee or the persons acting within the scope of their authority to administer the Plan pursuant to a delegation of authority from the Committee pursuant to Section 21.

2.3 “Affiliate” means an entity, other than a Subsidiary, in which the Company has an equity or other ownership interest.

2.4 “Beneficial Owner” and “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Change in Control” means, except as otherwise specified in any employment agreement between the participant and the Company or any Subsidiary or Affiliate, the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(a) any Person or group of Persons (other than the Company or a Person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires Beneficial Ownership securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities unless such acquisition is approved by the majority of the Board members in office immediately preceding such acquisition; or

(b) there is a change in the composition of the Board over a period of twenty four (24) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were (x) still in office at the time such election or nomination was approved by the Board and (y) not initially (A) appointed or elected to office as a result of either an actual or threatened election and/or proxy contest by or on behalf of a Person other than the Board, or (B) designated by a Person who has entered into an agreement with the Company to effect a transaction described in (a) above or (c) or (d) below; or

(c) the consummation of a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 25% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control;

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APPENDIX B – 2018 EMPLOYEE STOCK PURCHASE PLAN

(d) the consummation of a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(e) the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.

2.7 “Class A Common Stock” means the Class A common stock of the Company, par value $0.01 per share.

2.8 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.9 “Committee” means the Compensation Committee of the Board. The Committee may delegate its responsibilities as provided in Section 21.

2.10 “Company” means SBA Communications Corporation, a Florida corporation.

2.11 “Compensation” means, unless the Committee establishes otherwise for a future offering, all base pay, inclusive of any employer-paid leave, overtime, cash bonuses, and commissions paid to an employee by the Company or a Subsidiary in accordance with established payroll procedures.

2.12 “Enrollment Agreement” means an agreement between the Company and an employee, in such form as may be established by the Company from time to time, pursuant to which the employee elects to participate in this Plan, or elects changes with respect to such participation as permitted under the Plan.

2.13 “ESPP Broker” means a stock brokerage or other entity designated by the Company to establish accounts for Class A Common Stock purchased under the Plan by participants.

2.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.15 “Fair Market Value” means, as of any date, unless otherwise determined or provided by the Committee in the circumstances, (i) the closing sales price of a share of Class A Common Stock as furnished by the Nasdaq Global Select Market (“Nasdaq”) or other principal stock exchange on which the Class A Common Stock is then listed for the trading date preceding the date in question or (ii) if no sales of Class A Common Stock were reported by Nasdaq or other such exchange on that date, the closing sales price for a share of Class A Common Stock as furnished by Nasdaq or other such exchange for the next preceding day on which sales of shares of Class A Common Stock were reported by Nasdaq. If the Class A Common Stock is no longer listed or is no longer actively traded on Nasdaq or listed on a principal stock exchange as of the applicable date, the Fair Market Value of a share of Class A Common Stock shall be the value as reasonably determined by the Committee for purposes of the award in the circumstances.

2.16 “Notice” shall mean any authorization, election, request, notice or other communication transmitted or delivered by an eligible employee or participant to the Company or its designated agent under this Plan in the manner specified by the Company from time to time, in each case, on a form prescribed by the Company.

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APPENDIX B – 2018 EMPLOYEE STOCK PURCHASE PLAN

2.17 “Offering Date” as used in this Plan shall be the commencement date of an offering. A different date may be set by the Committee.

2.18 “Participating Company” means the Company and any Subsidiary or Affiliate that has been designated by the Administrator to participate in the Plan. For purposes of participation in the Statutory Plan, only the Company and its Subsidiaries may be considered Participating Companies, and the Administrator shall designate from time to time which Subsidiaries will be Participating Companies in the Statutory Plan. The Administrator shall designate from time to time which Subsidiaries and Affiliates will be Participating Companies in particular Non-Statutory Plans. The foregoing designations and changes in designation by the Administrator shall not require shareholder approval. Notwithstanding the foregoing, the term “Participating Company” shall not include any Subsidiary or Affiliate that offers its employees the opportunity to participate in an employee stock purchase plan covering the Subsidiary’s or Affiliate’s common stock.

2.19 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

2.20 “Plan” means this SBA Communications Corporation 2018 Employee Stock Purchase Plan, as may be amended from time to time.

2.21 “Purchase Date” means the last day of an offering.

2.22 “Purchase Price” is the price per share of Class A Common Stock of the Company as established pursuant to Section 5 of the Plan.

2.23 “Subsidiary” means any corporation (other than the Company), domestic or foreign, that is in an unbroken chain of corporations beginning with the Company if, on an Offering Date, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as described in Code Section 424(f).

3. Employees Eligible to Participate. Any employee of a Participating Company who (a) has been continuously employed by a Participating Company for at least 90 consecutive days, (b) is customarily scheduled to work at least 20 hours per week, and (c) whose customary employment is more than five (5) months in a calendar year, is eligible to participate in this Plan on the first Offering Date after the end of such 90 consecutive day period, and on each Offering Date thereafter so long as the employee continues to be employed with a Participating Company through and on such applicable Offering Date. Notwithstanding the foregoing, employees of a Participating Company who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) shall not be eligible to participate in the Statutory Plan if: (i) the grant of an option under the Plan to such employee is prohibited under the laws of such jurisdiction; or (ii) compliance with the laws of such foreign jurisdiction would cause the Statutory Plan to violate the requirements of Section 423 of the Code. During leaves of absence approved by the Committee and meeting the requirements of the applicable treasury regulations promulgated under the Code, a participant may elect to continue participation in the Plan for three months or for such longer period as permitted under applicable treasury regulations, by making cash payments to the Company on his or her normal payday equal to his or her authorized payroll deduction, or if elected, a lump sum payment prior to the relevant Purchase Date as specified in the participant’s Notice to the Company, as applicable.

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APPENDIX B – 2018 EMPLOYEE STOCK PURCHASE PLAN

4. Offerings. Subject to the right of the Company in its sole discretion to sooner terminate the Plan or to change the commencement date or term of any offering, commencing June 1, 2018, the Plan will operate with separate consecutive quarterly offerings with the following Purchase Dates: May 31, August 31, November 30 and February 28 (February 29 in leap years). The initial offering period shall start June 1, 2018 and end August 31, 2018. In order to become eligible to purchase shares, an employee must complete and submit an Enrollment Agreement and any other necessary documents before the Offering Date of the particular offering in which he or she wishes to participate. Participation in one offering under the Plan shall neither limit, nor require, participation in any other offering. Notwithstanding the foregoing, the Committee may establish (i) a different term for one or more future offerings and (ii) different commencing and ending dates for such offerings; provided, however, that in no event shall any offering exceed 27 months. In the event the first or the last day of an offering is not a regular business day, then the first day of the offering shall be deemed to be the next regular business day and the last day of the offering shall be deemed to be the last preceding regular business day.

5. Price. The Purchase Price per share shall be eighty-five percent (85%) of the Fair Market Value of the Class A Common Stock on the Purchase Date of such offering (the “Applicable Discount Price”).

6. Number of Shares to be Offered. The maximum number of shares that will be offered under the Plan is 300,000 shares, subject to adjustment as permitted under Section 19. The shares to be sold to participants under the Plan will be Class A Common Stock of the Company. If the total number of shares for which options are to be granted on any date in accordance with Section 11 exceeds the number of shares then available under the Plan or a given sub-plan (after deduction of all shares for which options have been exercised under the Plan or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available in as nearly a uniform manner as it determines is practicable and equitable. In such event, (a) the payroll deductions to be made pursuant to the authorizations therefor shall be reduced accordingly and the Company shall give written notice of the reduction to each employee affected and (b) any portion of lump sum payments made but not used to purchase shares shall be returned accordingly. Any shares of Class A Common Stock delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

7. Participation.

7.1 An eligible employee may become a participant by completing an Enrollment Agreement provided by the Company and submitting it to the Company, or with such other entity designated by the Company for this purpose, prior to the commencement of the offering to which it relates. The Enrollment Agreement may be completed at any time after the employee becomes eligible to participate in the Plan, and will be effective as of the Offering Date next following the receipt of a properly completed Enrollment Agreement by the Company (or the Company’s designee for this purpose).

7.2 An eligible employee may elect to participate in the Plan by way of payroll deductions or lump sum payments for the relevant offering period in accordance with Section 8.

7.3 The Company may require current participants to complete a new Enrollment Agreement at any time it deems necessary or desirable to facilitate Plan administration or for any other reason.

7.4 The Committee may provide, in its discretion, for automatic re-enrollment such that, at the termination of each offering, each participating employee who continues to be eligible to participate pursuant to Section 3 would be automatically re-enrolled in the next offering, unless the employee has advised the Company otherwise.

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APPENDIX B – 2018 EMPLOYEE STOCK PURCHASE PLAN

8. Payroll Deductions and Lump Sum Payments.

8.1 Payroll Deductions.

(a) Unless the eligible employee has elected to participate in the Plan under Section 8.2, an eligible employee may elect to participate in the Plan by means of payroll deductions prior to the relevant offering period by delivering to the Company, no later than the close of business on the fifth (5th) business day prior to the commencement of such offering period, a payroll deduction authorization Notice. At the time an employee files a payroll deduction authorization Notice, the employee shall elect to have deductions made from the employee’s Compensation on each payday during each calendar year, which shall be a flat amount, a percentage or a combination of both, and be equal to (i) at least 1% of the participant’s Compensation as of the Offering Date and (ii) at least twenty-five dollars ($25.00) per pay period, subject to the limitations set forth in Section 8.3 and the other restrictions set forth in the Plan. The amount of payroll withholding for each participant for each pay period shall be generally determined by dividing the annual payroll withholding amount chosen by each participant by the total number of pay periods such participant has in such calendar year, subject to the discretion of the Committee. The Committee may, from time to time, establish (x) limitations on the frequency and/or number of any permitted changes in the amount withheld during an offering, (y) payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, and (z) such other limitations or procedures as deemed advisable by the Committee in the Committee’s sole discretion that are consistent with the Plan and in accordance with the requirements of Code Section 423.

(b) All payroll deductions made for a participant shall be credited to his or her Account under the Plan.

(c) A participant may make a change in his or her participation in the Plan as provided in Section 9.

(d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code, Section 20 hereof, or any other applicable law, a participant’s payroll deductions may be decreased, including to zero, at such time during any offering which is scheduled to end during the current calendar year that the aggregate of all payroll deductions accumulated with respect to such offering and any other offering ending within the same calendar year equal or exceed the limitation on such amounts as set forth in Section 8.3. Payroll deductions shall recommence at the rate provided in the participant’s Enrollment Agreement at the beginning of the following offering which is scheduled to end in the following calendar year, unless the participant withdraws from an offering or the Plan, pursuant to Section 9.

8.2 Lump Sum Payments.

(a) Unless the eligible employee has elected to participate in the Plan under Section 8.1, an eligible employee may elect to participate in the Plan for an offering period by delivering to the Company, no later than the close of business on the fifth (5th) business day prior to the commencement of such offering period, a Notice of election to participate in the Plan by lump sum payment. Lump sum payments remitted by the participant shall be a flat amount and shall be subject to the limitations set forth in Section 8.3 and the other restrictions set forth in the Plan.

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APPENDIX B – 2018 EMPLOYEE STOCK PURCHASE PLAN

(b) All lump sum payments remitted by a participant shall be credited to his or her Account under the Plan. Lump sum payments remitted by a participant must be remitted in current funds no later than two (2) weeks prior to the end of the applicable offering period.

(c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code, Section 20 hereof, or any other applicable law, a participant’s lump sum payment or a portion thereof may be returned at such time during any offering which is scheduled to end during the current calendar year that the aggregate of all contributions (whether by payroll deduction or lump sum payment) accumulated with respect to such offering and any other offering ending within the same calendar year equal or exceed the limitation on such amounts as set forth in Section 8.3.

8.3 Limitations on Purchase. No employee shall be granted an option under the Statutory Plan which permits his or her rights to purchase shares under the Plan and all other “employee stock purchase plans” of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of Fair Market Value of such shares (determined at the time such option is granted) for each calendar year in which the option is outstanding at any time. Notwithstanding the above, different limitations may be imposed with respect to participants in a Non-Statutory Plan or participants in the Statutory Plan who are subject to laws of another jurisdiction where lower limitations are required.

9. Change in Participation.

9.1 Decrease of Contribution or Discontinued Participation. A participant may discontinue his or her participation in the Plan as provided in Section 17, or may decrease his or her payroll deductions or lump sum payment at any time during an offering period, by delivering to the Company a new Notice authorizing a reduction in the amount of payroll deductions or lump sum amount, as the case may be.

9.2 Increase of Contribution. A participant may not increase the amount of his or her payroll deductions or lump sum contributions once the offering period has commenced.

9.3 Miscellaneous. The Administrator shall have the authority to modify the rules and regulations regarding changes in participation, by providing participants notice of such change at least 15 days prior to the Offering Date.

10. Interest. No interest will be paid or allowed on any money in the Accounts of participating employees, except to the extent payment of interest is required by the laws of any applicable jurisdiction.

11. Granting of Option. On each Offering Date, this Plan shall be deemed to have granted to the participant an option to purchase, at the Purchase Price, the largest number of whole shares of Class A Common Stock as does not exceed the number of shares determined by dividing $25,000 by the Fair Market Value of a share of Class A Common Stock on the Offering Date, subject to the limitations set forth in Section 8.3.

12. Exercise of Option.

12.1 Each employee who continues to be a participant in an offering on the last business day of that offering shall be deemed to have exercised his or her option on that date and shall be deemed to have purchased from the Company, at the Purchase Price, the number of whole shares of Class A Common Stock reserved for the purpose of the Plan as the balance of his or her Account on such date will pay for.

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APPENDIX B – 2018 EMPLOYEE STOCK PURCHASE PLAN

12.2 Any cash balance remaining in a participant’s Account at the termination of an offering (after exercise of his or her option) shall, at the election of the Company, be either carried over in the participant’s Account and applied to the purchase of Class A Common Stock in the next offering, provided the participant participates in the next offering and the purchase complies with Section 20, or refunded to the participant.

13. Tax Obligations. To the extent any (i) grant of an option to purchase shares, (ii) purchase of shares, or (iii) disposition of shares purchased under the Plan gives rise to any tax withholding obligation (including, without limitation, income and payroll withholding taxes imposed by any jurisdiction), the Administrator may implement appropriate procedures to ensure that such tax withholding obligations are met. Those procedures may include, without limitation, increased withholding from an employee’s current compensation, cash payments to the Company or another Participating Company by an employee, or a sale of a portion of the Class A Common Stock purchased under the Plan, which sale may be required and initiated by the Company.

14. Employee’s Rights as a Shareholder. No participating employee shall have any right as a shareholder with respect to any shares until the shares have been purchased in accordance with Section 12 above and the Class A Common Stock has been issued by the Company.

15. Evidence of Stock Ownership.

15.1 Following the end of each offering, the number of shares of Class A Common Stock purchased by each participant shall be deposited into an account established in the participant’s name at the ESPP Broker.

15.2 A participant shall be free to undertake a disposition (as that term is defined in Section 424(c) of the Code) of the shares in his or her ESPP Broker account at any time, whether by sale, exchange, gift, or other transfer of legal title, but in the absence of such a disposition of the shares, the shares must remain in the participant’s ESPP Broker account until the holding period set forth in Section 423(a) of the Code has been satisfied. With respect to shares for which the Section 423(a) holding period has been satisfied, the participant may move those shares to another brokerage account of participant’s choosing.

15.3 Notwithstanding the above, a participant who is not subject to income taxation under the Code may move his or her shares to another brokerage account of his or her choosing at any time, without regard to the satisfaction of the Section 423(a) holding period.

16. Rights Not Transferable. No employee shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber either the payroll deductions or lump sum payments credited to his or her Account or an option or any rights with regard to the exercise of an option or rights to receive shares under the Plan other than by will or the laws of descent and distribution, and such right and interest shall not be liable for, or subject to, the debts, contracts, or liabilities of the employee. If any such action is taken by the employee, or any claim is asserted by any other party in respect of such right and interest whether by garnishment, levy, attachment or otherwise, the action or claim will be treated as an election to withdraw funds in accordance with Section 17. During the employee’s lifetime, only the employee can make decisions regarding the participation in or withdrawal from an offering under the Plan.

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APPENDIX B – 2018 EMPLOYEE STOCK PURCHASE PLAN

17. Termination of Participation or Transfer of Employment.

17.1 Early Termination of Participation; Voluntary Withdrawal.

(a) A participant may terminate his or her obligation to make any additional payments into the Plan, either by additional payroll deductions or by additional lump sum payments, at any time during an offering period by delivering a Notice of such early termination to the Company. Upon delivery of such Notice, all payroll deductions will cease and/or the participant will be relieved from any future lump sum payment obligations, as applicable. Upon any such early termination, such participant may elect either to withdraw from the Plan pursuant to Section 17.1(b) below or to have amounts credited to his or her Account for the purchase of Class A Common Stock pursuant to Section 12. A participant who early terminates his or her participation in the Plan during any offering period shall not be permitted to resume making contributions, or remitting lump sum payments, as applicable, to the Plan during such offering period.

(b) A participant may withdraw from the Plan at any time by delivering a Notice to the Company prior to the close of business on a Purchase Date. Within 21 days after the Notice of withdrawal is delivered, the Company shall refund the entire amount, if any, in a participant’s Plan Account to him or her, and the following shall be deemed automatically terminated: (i) the participant’s Notice authorizing payroll deduction or electing to participate in the Plan by remitting a lump sum payment, as applicable, (ii) his or her interest in the Plan and (iii) his or her option under the Plan. Any eligible employee who withdraws from the Plan may again become a participant in accordance with Sections 7 and 8.

17.2 Termination of Employment. Upon termination of employment for any reason whatsoever, including but not limited to death or retirement, the balance in the Account of a participating employee shall be paid to the employee or his or her estate. Whether and when employment is deemed terminated for purposes of this Plan shall be determined by the Administrator in its sole discretion and may be determined without regard to statutory notice periods or other periods following termination of active employment.

17.3 Transfer of Employment.

(a) In the event that a participant who is an employee of a Participating Company in a Non-Statutory Plan is transferred and becomes an employee of a different Participating Company in a Non-Statutory Plan, during an offering, such individual may, subject to the terms and eligibility of the Non-Statutory Plan of the new employer, become a participant under the Non-Statutory Plan of the new employer for the duration of the offering in effect at that time. Unless otherwise required under local law, any payroll deductions, lump sum payments or other approved contributions may continue to be held by the Participating Company former employer of the participant for the remainder of the offering. At the next Purchase Date, all payroll deductions and other approved contributions made by or to such Participating Company former employer and/or the employer Participating Company shall be aggregated for the purchase of shares of Class A Common Stock under, and subject to the terms and limitations of, the Non-Statutory Plan of the new employer.

(b) In the event that an employee of a Participating Company in the Statutory Plan and who is a participant in the Statutory Plan is transferred and becomes an employee of a Participating Company in a Non-Statutory Plan during an offering, such individual may, subject to the terms and eligibility of the Non-Statutory Plan of the new employer, become a participant under the

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APPENDIX B – 2018 EMPLOYEE STOCK PURCHASE PLAN

Non-Statutory Plan of the new employer for the duration of the offering in effect at that time. Unless otherwise required under local law, any payroll deductions or lump sum payments may continue to be held by the Participating Company former employer for the remainder of the offering. At the next Purchase Date, all payroll deductions and other approved contributions made by or to the Participating Company former employer and/or the employer Participating Company may be aggregated for the purchase of shares of Class A Common Stock under, and subject to the terms and limitations of, the Non-Statutory Plan of the new employer.

18. Amendment or Discontinuance of the Plan.

18.1 The Board may amend the Plan in such respects as it shall deem advisable; provided, however, that, to the extent required for compliance with Code Section 423 or any applicable law or regulation, shareholder approval will be required for any amendment that will (i) increase the total number of shares as to which options may be granted under the Plan, except as provided in Section 19, (ii) modify the class of employees eligible to receive options, or (iii) otherwise require shareholder approval under any applicable law or regulation; and provided further, that except as provided in this Section 18, no amendment to the Plan shall make any change in any option previously granted which adversely affects the rights of any participant.

18.2 The Plan shall become effective upon approval by the Company’s shareholders in accordance with the Company’s Articles of Incorporation and Bylaws and applicable state law and stock exchange rules (the “Effective Date”), and shall continue in effect for ten years after the Effective Date. If shareholder approval is not obtained, then this Plan and any grants made hereunder, shall immediately terminate and be null and void. Notwithstanding the foregoing, the Board may at any time and for any reason suspend or terminate the Plan. During any period of suspension or upon termination of the Plan, no options shall be granted.

18.3 Except as provided in Section 19, no such termination of the Plan may affect options previously granted, provided that the Plan or an offering may be terminated by the Board on a Purchase Date or by the Board’s setting a new Purchase Date with respect to an offering then in progress if the Board determines that termination of the Plan and/or the offering is in the best interests of the Company and the shareholders or if continuation of the Plan and/or the offering would cause the Company to incur adverse accounting charges as a result of a change after the Effective Date in the generally accepted accounting principles applicable to the Plan.

19. Changes in Capitalization. In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offerings of rights, or any other change in the structure of the Class A Common Stock of the Company, the Committee shall make such adjustment, if any, as it may deem appropriate in the number, kind, and the price of shares available for purchase under the Plan, and in the number of shares which an employee is entitled to purchase including, without limitation, closing an offering early and permitting purchase on the last business day of the reduced offering period, or terminating an offering and refunding participants’ Account balances.

20. Share Ownership. Notwithstanding anything in the Plan to the contrary, no employee shall be permitted to participate in the Plan if the employee, immediately after the applicable Purchase Date, owns shares (including all shares that may be purchased under outstanding options under the Plan) possessing 5% or more of the total combined voting power or value of all classes of shares of the capital stock of the Company or any Subsidiary. For the foregoing purposes, the rules of Section 424(d) of the Code shall apply in determining share ownership, and shares the employee may purchase under outstanding options shall be treated as owned by the employee.

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APPENDIX B – 2018 EMPLOYEE STOCK PURCHASE PLAN

21. Administration and Authority.

21.1 The Plan shall be administered by the Committee. The Committee may delegate any or all of its authority under this Plan to such senior officer(s) of the Company as it may designate, to the extent not prohibited by law or rules of Nasdaq. The authority that may be delegated by the Committee includes, without limitation, the authority to (i) establish Non-Statutory Plans and determine the terms of such sub-plans (including, without limitation, rules and procedures regarding handling of payroll deductions or other approved contributions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates that vary with local requirements and determining the eligible employees that may enroll in a Non-Statutory Plan), (ii) designate from time to time which Subsidiaries will participate in the Statutory Plan, which Subsidiaries and Affiliates will be Participating Companies, and which Participating Companies will participate in a particular Non-Statutory Plan, (iii) determine procedures for eligible employees to enroll in or withdraw from a sub-plan, setting or changing payroll deduction amounts, and obtaining necessary tax withholdings, (iv) allocate the available shares under the Plan to the sub-plans for particular offerings, and (v) adopt amendments to the Plan or any sub-plan including, without limitation, amendments to increase the shares available for issuance under the Plan pursuant to Section 19 (but not including increases in the available shares above the maximum permitted by Sections 6 and 19 which shall require Board and shareholder approval).

21.2 The Administrator shall be vested with full authority and discretion to construe the terms of the Plan and make factual determinations under the Plan, and to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Administrator in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive, and binding upon all participants and any and all persons claiming under or through any participant. The Administrator may retain outside entities and professionals to assist in the administration of the Plan including, without limitation, a vendor or vendors to perform enrollment and brokerage services. The authority of the Administrator will specifically include, without limitation, the power to make any changes to the Plan with respect to the participation of employees of any Subsidiary or Affiliate that is organized under the laws of a country other than the United States of America when the Administrator deems such changes to be necessary or appropriate to achieve a desired tax treatment in such foreign jurisdiction or to comply with the laws applicable to such non-U.S. Subsidiaries or Affiliates. Those changes may include, without limitation, the exclusion of particular Subsidiaries or Affiliates from participation in the Plan, modifications to eligibility criteria, maximum number or value of shares that may be purchased in a given period, or other requirements set forth herein; and procedural or administrative modifications. Any modification relating to offerings to a particular Participating Company will apply only to that Participating Company, and will apply equally to all similarly situated employees of that Participating Company. The rights and privileges of all employees granted options under the Statutory Plan shall be the same. To the extent any changes approved by the Administrator would jeopardize the tax-qualified status of the Statutory Plan, the change shall cause the Participating Companies affected thereby to be considered Participating Companies under a Non-Statutory Plan or Non- Statutory Plans instead of the Statutory Plan.

21.3 Notwithstanding the provisions of Sections 21.1 and 21.2 above, in the event that Rule 16b-3 promulgated under the Exchange Act or any successor provision thereto (“Rule 16b-3”) provides specific requirements for the administrators of plans of this type, the Plan shall only be administered by such body and in such a manner as shall comply with the applicable requirements of Rule 16b-3. Unless permitted by Rule 16b-3, no discretion concerning decisions regarding the Plan shall be afforded to any person that is not “disinterested” as that term is used in Rule 16b-3.

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APPENDIX B – 2018 EMPLOYEE STOCK PURCHASE PLAN

22. Notices. All Notices by a participant to the Company or other entity designated for a particular purpose under or in connection with the Plan shall be deemed to have been duly given when received by the Company or other designated entity, or when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

23. Change in Control. In the event of a Change in Control, any offering then in progress shall be shortened by setting a new Purchase Date specified before the date of the Change in Control, unless the Committee shall, in its sole discretion, provide for the assumption or substitution of outstanding options in a manner complying with Section 424(a) of the Code. The Administrator shall notify each participant in writing, prior to the new Purchase Date, that the Purchase Date for the participant’s option has been changed to the new Purchase Date and that the participant’s option shall be exercised automatically on the new Purchase Date, unless prior to such date the participant has withdrawn from an offering then in progress or the Plan as provided in Section 9.

24. Dissolution or Liquidation of the Company. In the event of the proposed dissolution or liquidation of the Company, the offering then in progress shall be shortened by setting a new Purchase Date and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Committee in its sole discretion. The new Purchase Date shall be a specified date before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each participant in writing, prior to the new Purchase Date, that the Purchase Date for the participant’s option has been changed to the new Purchase Date and that the participant’s option shall be exercised automatically on the new Purchase Date, unless prior to such date the participant has withdrawn from an offering then in progress or the Plan as provided in Section 9.

25. Limitations on Sale of Stock Purchased Under the Plan. The Plan is intended to provide Class A Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of the employee’s own affairs. An employee, therefore, may sell Class A Common Stock purchased under the Plan at any time the employee chooses, subject to compliance with any applicable Federal, state or foreign securities laws. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE COMPANY’S CLASS A COMMON STOCK.

26. Governmental Regulation/Compliance with Applicable Law/Separate Offering. The Company’s obligation to sell and deliver shares of the Company’s Class A Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such shares. In addition, the terms of an offering under this Plan, or the rights of an employee under an offering, may be modified to the extent required by applicable law. For purposes of this Plan, the Administrator also may designate separate offerings under the Plan (the terms of which need not be identical) in which eligible employees of one or more Participating Companies will participate, even if the dates of the offerings are identical.

27. No Employment/Service Rights. Nothing in the Plan shall confer upon any employee the right to continue in employment for any period of specific duration, nor interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary or Affiliate employing such person), or of any employee, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

28. Dates and Times. All references in the Plan to a date or time are intended to refer to dates and times determined pursuant to U.S. Eastern Time. Business days for purposes of the Plan are U.S. business days.

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APPENDIX B – 2018 EMPLOYEE STOCK PURCHASE PLAN

29. Masculine and Feminine, Singular and Plural. Whenever used in the Plan, a pronoun shall include the opposite gender and the singular shall include the plural, and the plural shall include the singular, whenever the context shall plainly so require.

30. Governing Law. The Plan shall be governed by the laws of the State of Florida without giving effect to principles of conflict of laws, and applicable federal law.

31. No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such Committee member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

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SBA COMMUNICATIONS CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

MAY 17, 2018

The undersigned shareholder acknowledges receipt of the Notice of Internet Availability of Proxy Materials and hereby appoints Steven E. Bernstein and Jeffrey A. Stoops or either of them, proxies for the undersigned, each with full power of substitution, to vote all of the undersigned’s shares of Class A common stock of SBA Communications Corporation (“SBA”) at the Annual Meeting of Shareholders to be held at SBA’s corporate office, 8051 Congress Avenue, Boca Raton, Florida 33487 on Thursday, May 17, 2018, at 10:00 a.m., local time, and at any adjournments or postponements thereof.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE DIRECTOR NOMINEES IN PROPOSAL 1, PROPOSAL 2, PROPOSAL 3 AND PROPOSAL 4. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

(Please Sign on Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)

h FOLD AND DETACH HERE h

The Board of Directors recommends a vote FOR the director nominees in Proposal 1, and FOR Proposals 2, 3 and 4. If no specification is made, the shares will be voted in accordance with such Board of Directors’ recommendation.		Please Mark Here for Address Change or Comments ☐ SEE REVERSE SIDE

1. Election of Director Nominees:		3. Approval, on an advisory basis, of the compensation of SBA’s named executive officers.

For a three-year term expiring at the 2021 Annual Meeting:		FOR AGAINST ABSTAIN

4. Approval of the 2018 Employee Stock Purchase Plan
1a. Brian C. Carr	FOR AGAINST ABSTAIN	FOR AGAINST ABSTAIN

1b. Mary S. Chan	FOR AGAINST ABSTAIN

1c. George R. Krouse, Jr.	FOR AGAINST ABSTAIN

2. Ratification of the appointment of Ernst & Young LLP as SBA’s independent registered public accounting firm for the 2018 fiscal year.

FOR AGAINST ABSTAIN

Note. Such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

If you plan to attend the Annual Meeting, please mark the WILL ATTEND box	☐ WILL ATTEND

Signature	Signature	Date

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

h FOLD AND DETACH HERE h

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE PROXY SUBMISSION,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone proxy submission is available through 11:59 p.m. Eastern Time the day prior to Annual Meeting day.

Your Internet or telephone proxy submission authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	OR	TELEPHONE

If you submit your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To submit a proxy by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

SBA’s proxy statement and annual report are available online at www.edocumentview.com/SBAC.